Exhibit 10.31
LOAN AGREEMENT
DATED AS OF JULY 26, 2007
between
RIO VISTA ENERGY PARTNERS L.P.
as Borrower,
and
RZB FINANCE LLC
as Lender

LOAN AGREEMENT
This LOAN AGREEMENT is dated as of July 26, 2007, and entered into between:
RIO VISTA ENERGY PARTNERS L.P., a Delaware limited partnership (“Borrower”); and RZB FINANCE LLC (“Lender”).
WHEREAS, all capitalized terms used herein are defined in Section 1 of this Agreement; and
WHEREAS, Borrower desires that Lender extend a credit facility to Borrower.
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender agree as follows:
SECTION 1. DEFINITIONS
1.1 Certain Defined Terms. The following terms used in this Agreement shall have the following meanings:
“Accounting Change” has the meaning assigned to such term in subsection 1.2.
“Affiliate” means any Person: (a) directly or indirectly controlling, controlled by, or under common control with, any Person; (b) directly or indirectly owning or holding ten percent (10%) or more of any equity interest in Borrower; (c) ten percent (10%) or more of whose stock or other equity interest having ordinary voting power for the election of directors or the power to direct or cause the direction of management, is directly or indirectly owned or held by Borrower; or (d) which has a senior executive officer who is also a senior executive officer of Borrower. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other equity interest, or by contract or otherwise.
“Agreement” means this Loan Agreement as it may be amended, restated, supplemented or otherwise modified from time to time.
“Applicable Base Rate Margin” means, at any date, four and three quarters percent (4.75%).
“Applicable LIBOR Margin” means, at any date, seven and sixty-two hundredths percent (7.62%).

“Asset Disposition” means the disposition, whether by sale, lease, transfer, loss, damage, destruction, condemnation or otherwise, of any of the assets of Borrower or any of its Subsidiaries, other than the sale of inventory in the ordinary course of business and the disposition of obsolete equipment.
“Assignment of Agreement” means the Assignment of Merger Agreement dated as of July 26, 2007 between the Borrower, Merger Sub and Lender (as amended, modified, restated or supplemented from time to time).
“Assignment of Leases” means the Assignment of Leases of even date herewith (in form and substance satisfactory to Lender) executed by Merger Sub, as it may be amended, modified, restated, or supplemented from time to time.
“Base Rate” means a variable rate of interest per annum equal to the higher of (a) the rate of interest from time to time established by JPMorgan Chase Bank, N.A. (or any successor) as its “base rate” or its “prime rate” at its principal office in New York City, or (b) the Federal Funds Effective Rate plus one-half of one percent (.50%). Such prime rate or base rate is merely a reference rate and may not necessarily represent the lowest or best rate actually charged to any customer by Lender or JPMorgan Chase Bank, N.A. (or any successor).
“Base Rate Loan” means at any time that portion of the loan made under subsection 2.1(A) bearing interest at a rate determined by reference to the Base Rate.
“Borrower” has the meaning assigned to such term in the preamble to this Agreement.
“Borrower’s Form 10-K” means Borrower’s Form 10-K filed with the Securities and Exchange Commission for the fiscal year ending December 31, 2006.
“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are closed, and for the purposes of LIBOR Loans only, a day on which commercial banks are open for dealings in Dollar deposits in the London, England (UK) market.
“Capital Lease” means any lease of any property (whether real, personal or mixed) that, in conformity with GAAP, should be accounted for as a capital lease.
“Cash Equivalents” means: (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within twelve (12) months from the date of acquisition thereof; (b) commercial paper maturing no more than twelve (12) months from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor’s Corporation or at least P-1 from Moody’s Investors Service, Inc.; and (c) certificates of deposit or bankers’ acceptances maturing within twelve (12) months from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $250,000,000.

“Closing Date” means the date on which all conditions in Section 3 shall be satisfied.
“Collateral” means any and all assets of the Loan Parties over which Liens have been granted to Lender under the Security Documents.
“Compliance Certificate” means a certificate duly executed by the chief executive officer or chief financial officer of Borrower appropriately completed and in substantially the form of Exhibit A.
“Default” means a condition, act or event that, after notice or lapse of time or both, would constitute an Event of Default.
“Default Rate” means the applicable rate of interest set forth in subsection 2.2(A)(2).
“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of any Loan Party or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained for the employees of any Loan Party or any current or former ERISA Affiliate.
“Environmental Claims” means claims, liabilities, investigations, litigation, administrative proceedings, judgments or orders relating to Hazardous Materials or Environmental Laws.
“Environmental Indemnity” means the Environmental Indemnity Agreement of even date herewith (in form and substance satisfactory to Lender) executed by Merger Sub, as it may be amended, restated or otherwise modified or changed from time to time.
“Environmental Laws” means any present or future federal, state or local law, rule, regulation or order relating to pollution, waste, disposal or the protection of human health or safety, plant life or animal life, natural resources or the environment.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.
“ERISA Affiliate”, as applied to any Person, means any Person who is a member of a group which is under common control with any Loan Party, who together with any Loan Party is treated as a single employer within the meaning of Section 414(b) and (c) of the IRC.
“Event of Default” means each of the events set forth in subsection 7.1.
“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the immediately following Business Day by the Federal Reserve Bank of New York or, if such rate is not published for any Business Day, the average of the quotations received by Lender from three Federal funds brokers of recognized standing selected by Lender.

“Fiscal Quarter” has the meaning assigned to such term in the definition of Fiscal Year.
“Fiscal Year” means each twelve month period ending on the last day of December in each year (with quarterly accounting periods ending on or about March 31, June 30, September 30 and December 31 of each Fiscal Year (each a “Fiscal Quarter”)).
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.
“Guarantees” means the Guarantees of even date herewith (in form and substance satisfactory to Lender) executed by the Guarantors, as they may be amended, modified, restated or supplemented from time to time.
“Guarantors” means POC, RVOP, Merger Sub, and any other Person that executes and delivers a guaranty of the Obligations in favor of Lender.
“Hazardous Material” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any Environmental Laws or regulations as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, or toxicity; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls.
“Indebtedness”, as applied to any Person, means without duplication: (a) all indebtedness for borrowed money; (b) all obligations under leases which in accordance with GAAP constitute Capital Leases; (c) all notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services; (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person; and (f) all obligations in respect of letters of credit, bankers’ acceptances or interest rate, foreign exchange, commodity or other swaps on similar transactions.
“Intercompany Loan” means a loan in the amount of $5,000,000 by the Borrower to Merger Sub to be used by Merger Sub solely to pay consideration under the Merger Agreement.
“Interest Period” has the meaning assigned to such term in subsection 2.2(B).
“Interest Rate” has the meaning assigned to such term in subsection 2.2(A).

“IRC” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.
“Lender” has the meaning assigned to such term in the preamble to this Agreement.
“Liabilities” shall have the meaning given that term in accordance with GAAP and shall include Indebtedness.
“LIBOR” means, for each Interest Period, with respect to any portion of a Loan, a rate of interest equal to the rate per annum for deposits in Dollars for a period equal to such Interest Period quoted on the second Business Day prior to the first day of such Interest Period, as such rate appears on Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time) on such date as determined in good faith by the Lender; provided, that if such rate cannot be determined based on Reuters Screen LIBOR01 Page, such rate shall be the rate per annum equal to the arithmetic average (rounded upward to the nearest one-hundredth of one percent of the respective rates determined by the Lender as the rate quoted by its principal London office to leading banks in the London interbank market for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period in an amount approximately equal to the principal amount of the portion of the Loan to which such Interest Period is to apply and for a period of time comparable to such Interest Period.
“LIBOR Loans” means at any time that portion of the loan made under subsection 2.1(A) bearing interest at rates determined by reference to LIBOR.
“Lien” means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any filing of Uniform Commercial Code financing statements or similar instruments.
“Loan” or “Loans” means Base Rate Loans or LIBOR Loans, as applicable.
“Loan Documents” means this Agreement, the Notes, the Guarantees, the Security Documents, and all other instruments, documents and agreements delivered concurrently herewith or at any time hereafter to or for Lender in connection or pursuant to any or all of the foregoing or in connection with the Loans and other transactions contemplated by this Agreement, all as amended, restated, supplemented or modified from time to time.
“Loan Party” means the Borrower and its Subsidiaries, the Guarantors, and any other Person (other than Lender) which is or becomes a party to this Agreement or any other Loan Document (collectively, referred to as the “Loan Parties”).
“Material Adverse Effect” means (1) a material adverse effect upon (a) the business, operations, prospects, properties, assets or condition (financial or otherwise ) of any Loan Party on an individual basis or taken as a whole, or (b) the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or the validity or enforceability of any Loan Document or the rights or remedies of the Lender thereunder or (2) any loss or liability and related cost or expense suffered or incurred by any Loan Party involving an amount in excess of $100,000.

“Maturity Date” means July 19, 2008.
“Merger” means the merger of Target with and into Merger Sub, which will be the surviving corporation, pursuant to which on the Closing Date Borrower shall own 100% of the issued and outstanding capital stock of Merger Sub, as such surviving corporation, all in accordance with the terms of the Merger Agreement.
“Merger Agreement” means the Agreement and Plan of Merger dated as of July 27, 2007, by and among Borrower, Merger Sub, Target and Sellers, including all exhibits, annexes and schedules thereto, and all amendments, modifications and supplements thereof and all related agreements, instruments and documents.
“Merger Sub” means Regional Enterprises, Inc., a Virginia corporation which on the Closing Date will be a wholly-owned subsidiary of the Borrower and the surviving corporation in the Merger.
“Mortgages” means the Deed of Trust and Security Agreement of even date herewith (in form and substance satisfactory to Lender) executed by Merger Sub, as it may be amended, increased, renewed, extended, spread, consolidated, severed, restated or otherwise modified or changed from time to time.
“Net Cash Proceeds” means:
(i) in the case of any Asset Disposition, the amount of Net Cash Payments received in connection with such Asset Disposition; and
(ii) in the case of any Recovery Event, the aggregate amount of proceeds of insurance, condemnation awards and other compensation received by Borrower and its Subsidiaries in respect of such Recovery Event net of reasonable expenses incurred by Borrower and its Subsidiaries in connection therewith.
For purposes of this definition, “Net Cash Payments” means with respect to any Asset Disposition, the aggregate amount of all cash payments, and the fair market value of any non-cash consideration, received by Borrower and its Subsidiaries directly or indirectly in connection with such Asset Disposition; provided that Net Cash Payments shall be net of (i) the amount of any legal, title and recording tax expenses, commissions and other fees and expenses paid by Borrower and its Subsidiaries in connection with such Asset Disposition and (ii) any Federal, state and local income or other taxes estimated to be payable by Borrower and its Subsidiaries as a result of such Asset Disposition (but only to the extent that such estimated taxes are in fact paid to the relevant Federal, state or local governmental authority within the earlier to occur of (i) due date for the filing of a federal tax return on which such Asset Disposition must be reported or (ii) twelve months of the date of such Asset Disposition).

“Note” and “Notes” means the promissory notes of Borrower in a form acceptable to the Lender, issued pursuant to subsection 2.1(B).
“Notice of Conversion/Continuation” has the meaning assigned to such term in subsection 2.2(E).
“Obligations” means all obligations, liabilities and indebtedness of every nature of each Loan Party from time to time owed to Lender under or in connection with the Loan Documents including the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable in connection with the Loan Documents, including, without limitation, all interest, fees, costs and expenses accrued or incurred after the filing of any petition under any bankruptcy or insolvency law.
“Permitted Debt” means the following:
(i) Indebtedness incurred by Borrower or any of its Subsidiaries arising from agreements providing for guaranties, letters of credit, surety bonds or performance bonds securing the performance of the Borrower or any such Subsidiary pursuant to agreements entered into in the ordinary course of business and not related to borrowing, obtaining of advances or Capital Leases;
(ii) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts in an aggregate principal amount not to exceed $100,000 at any time outstanding with respect to all of the foregoing;
(iii) guaranties by Borrower of Indebtedness of a Subsidiary or guaranties by a Subsidiary of Borrower of Indebtedness of Borrower or a Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to Section 6.1; provided that the amount guaranteed shall be no greater than the underlying Indebtedness and shall be subordinated to the same extent as the underlying Indebtedness (to the extent applicable);
(iv) Indebtedness of Borrower or a Subsidiary of Borrower arising from honoring by a bank or other financial institution of a check or draft or other similar instrument inadvertently drawn against insufficient funds provided that such Indebtedness is extinguished within five (5) Business Days of its incurrence; and
(v) any refinancing of any of the foregoing which is on substantially the same terms and which does not increase the principal amount then outstanding.
“Permitted Encumbrances” means the following types of Liens: (a) Liens (other than Liens relating to Environmental Claims or ERISA) for taxes, assessments or other governmental charges: (x) not yet due and payable; or (y) due and payable that are being contested in good faith by appropriate proceedings, provided that, in the case of Liens under this clause (y), a reserve shall have been established in the amount of the claims for any such taxes, assessments or other governmental charges to the extent required by GAAP; (b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not outstanding more than ninety (90) days past invoice date, unless such sums are being contested in good faith by appropriate proceedings and a reserve shall have been established in the amount of such sums to the extent required by GAAP; (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (d) easements, rights-of-way, restrictions, and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries; (e) Liens for purchase money or Capital Lease obligations, provided that (i) the Indebtedness secured by any such Lien is permitted under subsection 6.1 and (ii) such Lien encumbers only the asset so purchased or leased; (f) Liens in favor of Lender; (g) Liens set forth on Schedule 1.1(A) securing Indebtedness outstanding as of the date hereof and any renewals, extensions or refinancings of such Indebtedness which do not increase the principal amount of such Indebtedness; (h) judgment Liens, so long as no Event of Default under subsection 7.1(I) shall exist or occur; (i) Liens arising by virtue of statutory or common law provisions relating to banker’s liens, rights of set-off or similar rights and remedies burdening only deposit accounts or other funds or property maintained with a creditor financial institution; (j) Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business; (k) Liens securing Permitted Debt on Property at the time Borrower or any Subsidiary of Borrower acquired such Property, including any acquisition by means of a merger or consolidation with or into Borrower or any Subsidiary of Borrower to the extent such acquisition is permitted under this Agreement; provided, however, that any such Lien may not extend to any other Property of Borrower or of any Subsidiary of Borrower; provided further, however, that such Liens shall not have been incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by Borrower or any Subsidiary of Borrower; and (l) Liens securing Permitted Debt on the Property of a Person at the time such Person becomes a Subsidiary of Borrower; provided, however, that any such Lien may not extend to any other Property of Borrower or of any other Subsidiary of Borrower that is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of Borrower.
“Permitted Investment” means any investment by Borrower or any of its Subsidiaries in:
(i) the Merger;
(ii) equity investments owned as of the Closing Date in any Subsidiary and investments in an aggregate amount not in excess of $100,000 made after the Closing Date in Subsidiaries of Borrower;
(iii) Investments (i) in any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Borrower and its Subsidiaries;

(iv) loans and advances to employees of Borrower and its Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $50,000 in the aggregate at any time outstanding;
(v) deposits required by government agencies or public utilities, including with respect to taxes and other similar charges (other than deposits required as a penalty); and
(vi) existing Investments described in Schedule 6.4.
“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.
“POC” means Penn Octane Corporation, a Delaware corporation.
“Pro Forma Balance Sheet” means the balance sheet of Borrower on a consolidated basis with its Subsidiaries, as at March 31, 2007, prepared on a pro forma basis, as if the Loans had been made and the Merger consummated.
“Projections” has the meaning assigned to such term in subsection 5.1(C).
“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including capital stock in, and other securities of, any other Person.
“Recovery Event” shall mean, with respect to any assets of any Person, any loss or damage to, or any condemnation or other taking of, such assets for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.
“Restricted Junior Payment” means: (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock or partnership, membership or other equity interest of Borrower or any of its Subsidiaries now or hereafter outstanding, except (i) a dividend payable solely with shares of the class of stock or equity interests on which such dividend is declared or (ii) any dividend or distribution that is made solely to Borrower or any of its Subsidiaries; (b) any payment or prepayment of principal of, premium, if any, or interest on, or any redemption, conversion, exchange, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of (x) any Indebtedness subordinated in right of payment to the Obligations (other than as permitted under the Loan Documents or made upon terms of a subordination agreement satisfactory to Lender) or (y) any shares of any class of stock or partnership, membership or other equity interest of Borrower or any of its Subsidiaries now or hereafter outstanding, or the issuance of a notice of an intention to do any of the foregoing; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock or partnership, membership or other equity interest of Borrower or any of its Subsidiaries now or hereafter outstanding; and (d) any payment by Borrower or any of its Subsidiaries of any management fees, consulting fees or similar fees to any Affiliate, whether pursuant to a management agreement or otherwise.

“RVOP” means Rio Vista Operating Partnership, L.P., a Delaware limited partnership.
“Security Agreement” and “Security Agreements” mean, with respect to Merger Sub, the Security Agreement of even date herewith (in form and substance satisfactory to Lender) executed by Merger Sub, as it may be amended, modified, restated or supplemented from time to time, and with respect to Borrower, POC, and RVOP, the Continuing Security Agreements each dated September 15, 2004, February 13, 2002, and September 15, 2004, respectively, as they may be amended, modified, restated or supplemented from time to time.
“Security Documents” means the Security Agreements, the Mortgage, the Assignment of Leases, the Assignment of Agreement and any other documents under which a Loan Party grants a security interest or Lien in any of its assets to Lender to secure repayment of the Obligations.
“Sellers” means the shareholders of Target immediately prior to giving effect to the Merger. The Sellers are accurately listed on Schedule 1 to the Merger Agreement.
“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof. For the avoidance of doubt, Merger Sub shall be deemed to be a Subsidiary of Borrower at all times from and after the date hereof.
“Surviving Corporation” means Merger Sub.
“Target” means Regional Enterprizes, Inc., a Virginia corporation.
“UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York, as amended from time to time, and any successor statute.
1.2 Accounting Terms. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to Lender pursuant to subsection 5.1 shall be prepared in accordance with GAAP (as in effect at the time of such preparation) on a consistent basis. In the event any “Accounting Changes” (as defined below) shall occur and such changes affect financial covenants, standards or terms in this Agreement, then Borrower and Lender agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of Borrower and its Subsidiaries shall be the same after such Accounting Changes as if such Accounting Changes had not been made, and until such time as such an amendment shall have been executed and delivered by Borrower and the other Loan Parties and Lender, (A) all financial covenants, standards and terms in this Agreement shall be calculated and/or construed as if such Accounting Changes had not been made, and (B) Borrower shall prepare footnotes to each Compliance Certificate and the financial statements required to be delivered hereunder that show the differences between the financial statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). “Accounting Changes” means: (a) changes in accounting principles required by GAAP and implemented by Borrower and its Subsidiaries; (b) changes in accounting principles recommended by Borrower’s certified public accountants; and (c) changes in carrying value of Borrower’s or any of its Subsidiaries’ assets, liabilities or equity accounts resulting from any adjustments in excess of $50,000 in the aggregate that, in each case, were applicable to, but not included in, the most recent financial statements of the Borrower delivered to the Lender on or prior to the date of this Agreement.
1.3 Other Definitional Provisions. References to “Sections”, “subsections”, “Exhibits” and “Schedules” shall be to Sections, subsections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in Section 1.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, words importing any gender include the other genders; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.
SECTION 2. The Loans
2.1 The Loan.
(A) Loan. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower set forth herein and in the other Loan Documents, Lender agrees to lend to Borrower on the Closing Date the aggregate principal amount of Five Million U.S. Dollars ($5,000,000). The proceeds of the Loan shall be disbursed in immediately available funds in such account as Borrower shall designate to Lender in writing.
(B) Notes. Borrower shall execute and deliver to Lender with appropriate insertions the Note to evidence the Loans. In the event of an assignment under subsection 8.1, Borrower shall, upon surrender of the Note, issue new Notes to reflect the interest held by the assigning Lender and its assignee.
(C) Evidence of Loan Obligations. The Loans shall be evidenced by this Agreement, the Notes, and notations made from time to time by Lender in its books and records, including computer records. Lender shall record in its books and records, including computer records, the principal amount of the Loans owing to it from time to time. Lender’s books and records shall constitute presumptive evidence, absent manifest error, of the accuracy of the information contained therein. Failure by Lender to make any such notation or record shall not affect the obligations of Borrower to Lender with respect to the Loans.

2.2 Interest.
(A) (1) Rate of Interest. The Loans and all other Obligations shall bear interest from the date such Loan is made or such other Obligations become due to the date paid at a rate per annum equal to (i) in the case of Base Rate Loans and other Obligations for which no other interest rate is specified, the Base Rate plus the Applicable Base Rate Margin and (ii) in the case of LIBOR Loans, LIBOR plus the Applicable LIBOR Margin. The loan made on the Closing Date under subsection 2.1(A) shall be a Base Rate Loan. “Base Rate plus the Applicable Base Rate Margin” and “LIBOR plus the Applicable LIBOR Margin” are sometimes referred to herein collectively as the “Interest Rate”).
(2) After the occurrence and during the continuance of an Event of Default (i) all Obligations (other than the Loans) shall, at the option of Lender, bear interest at a rate per annum equal to two percent (2%) plus the Base Rate plus the Applicable Base Rate Margin, (ii) all Loans shall at the option of Lender, bear interest at a rate per annum equal to two percent (2%) plus the rate otherwise applicable to such Loans, and (iii) each LIBOR Loan shall automatically convert to a Base Rate Loan at the end of any applicable Interest Period. After the occurrence and during the continuance of any Event of Default or Default, no Loan may be converted into or continued as a LIBOR Loan.
(B) Interest Periods. In connection with each LIBOR Loan, Borrower shall elect an interest period (each an “Interest Period”) to be applicable to such LIBOR Loan, which Interest Period shall be either a one, three or six month period; provided that:
(1) the initial Interest Period for any LIBOR Loan shall commence on the date of borrowing of, conversion into, or continuation of, such LIBOR Loan;
(2) in the case of successive Interest Periods, each successive Interest Period shall commence on the day on which the immediately preceding Interest Period expires;
(3) if an Interest Period expiration date is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if such succeeding Business Day falls in the next calendar month, such Interest Period shall expire on the immediately preceding Business Day;
(4) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to part (5) below, end on the last Business Day of a calendar month;
(5) no Interest Period shall extend beyond the Maturity Date; and

(6) there shall be no more than five (5) Interest Periods relating to LIBOR Loans outstanding at any time.
(C) Computation and Payment of Interest. (1) Interest on the Loans and all other Obligations shall be computed on the daily principal balance on the basis of a 360 day year for the actual number of days elapsed in the period during which it accrues. In computing interest on the Loans, the date of funding of the Loans or the first day of an Interest Period applicable to a LIBOR Loan or, with respect to a Base Rate Loan being converted from a LIBOR Loan, the date of conversion of such LIBOR Loan to such Base Rate Loan, shall be included; and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
(2) Interest on Base Rate Loans and all other Obligations other than LIBOR Loans shall be payable to Lender monthly in arrears on the first day of each month, on the date of any prepayment of Loans, and at maturity, whether by acceleration or otherwise. Interest on LIBOR Loans shall be payable to Lender on the last day of the applicable Interest Period for such LIBOR Loan, on the date of any prepayment of such LIBOR Loan, and at maturity, whether by acceleration or otherwise. In addition, for each LIBOR Loan having an Interest Period longer than three (3) months, interest on such Loan shall also be payable on the last day of each three (3) month interval during such Interest Period.
(D) Interest Laws. Notwithstanding any provision to the contrary contained in this Agreement or any other Loan Document, Borrower shall not be required to pay, and Lender shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by applicable law (“Excess Interest”, which shall be deemed to include any fees payable by the Borrower hereunder to the extent such fees would be treated as interest under applicable laws). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any other Loan Document, then in such event: (1) the provisions of this Section shall govern and control; (2) neither Borrower nor any other Loan Party shall be obligated to pay any Excess Interest; (3) any Excess Interest that Lender may have received hereunder shall be, at Lender’s option, (a) applied as a credit against the outstanding principal balance of the Obligations or accrued and unpaid interest or fees, as the case may be, (not to exceed the maximum amount permitted by law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rate(s) and fee rates provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) neither Borrower nor any other Loan Party shall have any action against Lender for any damages arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Obligations or any fee is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Obligations or such fee shall remain at the Maximum Rate until Lender shall have received the amount of interest or such fee which Lender would have received during such period on such Obligations had the rate of interest or fee not been limited to the Maximum Rate during such period.

(E) Continuation. Subject to the terms and conditions set forth in this Agreement, Borrower may (i) convert at any time all or any portion of a Base Rate Loan in an amount equal to $500,000 and integral multiples of $100,000 in excess of that amount into a LIBOR Loan or (ii) upon the expiration of any Interest Period applicable to a LIBOR Loan, elect to continue all or any portion of such LIBOR Loan in an amount equal to $500,000 and integral multiplies of $100,000 in excess of that amount as a LIBOR Loan for Interest Periods with durations as set forth in the definition thereof; provided that no outstanding Loan may be converted into, or continued as a LIBOR Loan, when any Event of Default or Default has occurred and is continuing, in which case, all LIBOR Loans shall be converted to Base Rate Loans at the end of their respective Interest Periods in accordance with subsection 2.2(A)(2).
Borrower shall deliver a notice of conversion or continuation to Lender no later than noon (New York time) at least three (3) Business Days in advance of the proposed conversion or continuation date (“Notice of Conversion/Continuation”). A Notice of Conversion/Continuation shall certify: (1) the proposed conversion or continuation date (which shall be a Business Day); (2) the amount of the Loan to be converted or continued; (3) the nature of the proposed conversion or continuation; (4) the requested Interest Period; and (5) that no Default or Event of Default has occurred and is continuing or would result from the proposed conversion or continuation.
In lieu of delivering the Notice of Conversion/Continuation, Borrower may give Lender telephonic notice by the required time of any proposed conversion or continuation under this subsection 2.2(E); provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to Lender on or before the proposed conversion or continuation date.
If the Borrower shall fail to deliver timely a Notice of Conversion/Continuation (or telephonic notice) for any LIBOR Loan, subject to the terms and conditions set forth in this Agreement, such LIBOR Loan shall be automatically converted to a Base Rate Loan on the last day of the applicable Interest Period.
Lender shall not incur any liability to Borrower in acting upon any telephonic notice referred to above that Lender believes in good faith to have been given by a duly authorized officer of Borrower or other person authorized to act on behalf of Borrower or for otherwise acting in good faith under this subsection 2.2(E) and upon continuation by Lender in accordance with this Agreement pursuant to any telephonic notice, Borrower shall have effected such conversion or continuation, as the case may be, hereunder.
2.3 Fees.
(A) Closing Fee. Borrower shall pay to the Lender, in immediately available funds, simultaneously with the execution and delivery of this Agreement, a closing fee in an amount equal to One Hundred Thousand U.S. Dollars ($100,000).
(B) Fees Non-Refundable. The fee payable under subsection 2.3(A) shall be non-refundable.

2.4 Payments and Prepayments.
(A) Manner and Time of Payment. All payments made by Borrower with respect to the Obligations shall be made in immediately available funds in U.S. Dollars without deduction, defense, setoff or counterclaim. All payments to Lender hereunder shall, unless otherwise directed by Lender, be made to Lender’s account as follows:
JPMorgan Chase Bank, N.A.
ABA# 021-000-021
Account No.: 957345771
Reference: For the account of Rio Vista Operating Partnership
(B) Repayments. The principal amount of the Loans shall be payable on demand by Lender and in any event, not later than the Maturity Date. BORROWER EXPRESSLY ACCEPTS THE RISK OF BORROWING A LOAN PAYABLE ON DEMAND AND THAT LENDER MAY DEMAND PAYMENT AT ANY TIME IN ITS SOLE DISCRETION WHETHER OR NOT ANY DEFAULT OR EVENT OF DEFAULT HAS OCCURRED, AND THAT LENDER SHALL HAVE NO EXPRESS OR IMPLIED DUTY OF GOOD FAITH OR FAIR DEALING, DUTY TO ACT IN A COMMERCIALLY REASONABLE MANNER (EXCEPT WITH RESPECT TO DISPOSITION OF COLLATERAL TO THE EXTENT REQUIRED BY LAW), OR OTHER IMPLIED DUTY OR FIDUCIARY DUTY. IN ADDITION, BORROWER ACKNOWLEDGES THAT IN THE EVENT OF ANY DEMAND BY LENDER AT ANY TIME OR NON PAYMENT BY BORROWER ON THE MATURITY DATE, IT MAY LOSE THE EQUITY IT INVESTED IN THE MERGER. BORROWER DECIDED TO PROCEED ON A DEMAND LOAN BASIS FOR ITS OWN BUSINESS REASONS INCLUDING, WITHOUT LIMITATION, BORROWER’S DETERMINATION THAT IT MUST CONSUMMATE THE MERGER QUICKLY.
(C) Mandatory Prepayments. Borrower shall prepay the Obligations in an amount equal to the Net Cash Proceeds (within ten (10) Business Days after its or any of its Subsidiaries’ receipt thereof) of any Asset Disposition by Borrower or any of its Subsidiaries or any Recovery Event related to any assets of the Borrower or any of its Subsidiaries, unless Lender shall (in its sole discretion) permit or the Mortgage otherwise permits such amount to be reinvested in the Borrower’s or its Subsidiaries’ business.
(D) Voluntary Prepayments. Borrower may, at any time upon not less than three (3) Business Days’ prior notice to Lender prepay the Loans in whole or in part. Each prepayment shall be permanent and irrevocable and shall be accompanied by a payment of all interest accrued through and including such date.
(E) Terms Applicable to Prepayments. All prepayments provided for in this subsection 2.4 shall be without premium or penalty, except as provided in subsection 2.8. All voluntary prepayments provided for in this subsection 2.4 shall be in integral multiples of $50,000 or the outstanding principal balance of the Loans. Once prepaid, whether in whole or in part, the prepaid amount of the Loan may not be reborrowed. All prepayments of the Loan or any portion thereof shall be made together with payment of all interest accrued on the amount repaid through the date of such prepayment. Prepayments of a LIBOR Loan may be made only on the last day of the Interest Period applicable to such Loan.

(F) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the amount of interest or fees due hereunder.
2.5 Capital Adequacy and Other Adjustments. If Lender shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by Lender or any corporation controlling Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank or governmental agency or body having jurisdiction does or shall have the effect of increasing the amount of capital, reserves or other funds required to be maintained by Lender or any corporation controlling Lender and thereby reducing the rate of return on Lender’s or such corporation’s capital as a consequence of its obligations hereunder, then Borrower shall from time to time within fifteen (15) days after notice and demand from Lender (together with the certificate referred to in the next sentence) pay to Lender additional amounts sufficient to compensate Lender for such reduction. A certificate as to the amount of such cost and showing the basis of the computation (including any averaging or attribution methods) thereof submitted by Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes. Borrower shall not be required to compensate Lender for any such increased cost or reduction in amounts received in respect of any period occurring more than 180 days prior to the date on which Lender first makes a demand for compensation under this subsection 2.5 unless the circumstance giving rise to such increased cost or reduction arose or became applicable retroactively, or the parties were not aware of such increased cost or reduction, in which case no such time limit shall apply so long as Lender notifies Borrower of such circumstance prior to the later of (i) 180 days after the date such circumstance arose or became applicable, or (ii) promptly after the parties became aware of such increased cost or reduction.

2.6 Taxes, etc.
(A) No Deductions. Any and all payments made hereunder or in connection herewith, under or in connection with the Notes, or under or in connection with the Guarantees shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto; excluding, however, the following: taxes imposed on the net income of Lender by the United States of America, or the State of New York or any political subdivision thereof (all such taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto excluding such taxes imposed on net income, herein “Tax Liabilities”). If any Loan Party shall be required by law to deduct any such Tax Liabilities from or in respect of any sum payable hereunder to Lender then the sum payable hereunder shall be increased as may be necessary (and Borrower shall pay all Tax Liabilities and such net income taxes excluded from the definition of “Tax Liabilities” on such increased amount) so that, after making all required deductions, Lender receives an amount equal to the sum it would have received had no such deductions been made.
(B) Changes in Laws. In the event that, subsequent to the Closing Date, (i) any changes in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (ii) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (iii) compliance by Lender or any corporation controlling Lender with any request or directive (whether or not having the force of law) from any governmental authority, agency or instrumentality:
(1) does or shall subject Lender or any corporation controlling Lender to any tax of any kind whatsoever with respect to this Agreement, the other Loan Documents or any Loans made hereunder, or change the basis of taxation of payments to Lender or any corporation controlling Lender of principal, fees, interest or any other amount payable hereunder (except for net income taxes imposed on Lender by the United States of America, or the State of New York or any political subdivision thereof, with respect to interest or commitment or other fees payable hereunder or changes in the rate of tax on the overall net income of Lender or any corporation controlling Lender); or
(2) does or shall impose on Lender or any corporation controlling Lender any reserve, special deposit or other condition or increased cost in connection with the transactions contemplated hereby;
and the result of any of the foregoing is to increase the cost to Lender of making or continuing the Loan hereunder, as the case may be, or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to Lender upon its demand, any additional amounts necessary to compensate Lender on an after-tax basis, for such additional cost or reduced amount receivable, as determined by Lender with respect to this Agreement or the other Loan Documents. If Lender becomes entitled to claim any additional amounts pursuant to this subsection 2.6(B), it shall promptly notify Borrower of the event by reason of which Lender has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.

2.7 Required Termination and Prepayment. If on any date Lender shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties) that the making or continuation of LIBOR Loans has become unlawful or impossible by reason of compliance by Lender in good faith with any law, governmental rule, regulation or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, and in any such event, Lender shall promptly give notice (by telephone confirmed in writing) to Borrower of that determination. The obligation of Lender to make or maintain its LIBOR Loans during any period after such notice shall be terminated at the earlier of the termination of the Interest Period then in effect or when required by law; and no later than the termination of the Interest Period in effect at the time any such determination pursuant to this subsection 2.7 is made or, earlier when required by law, all LIBOR Loans shall be converted to Base Rate Loans (subject to subsection 2.8 hereof).
In the event that on any date on which LIBOR is to be determined with respect to an Interest Period: (i) the Lender determines that deposits in Dollars in the principal amount of the Portion of a Loan to which such Interest Period applies are not being offered to the Lender in the applicable interbank market for the applicable Interest Period or (ii) LIBOR does not accurately reflect the cost of the Lender of maintaining or funding the principal amount thereof, then the affected portion, shall, on receipt by the Borrower of notice from the Lender of such circumstances, convert to a Base Rate Loan.
2.8 Compensation. Borrower shall compensate Lender, upon written request by Lender (which request shall set forth in reasonable detail the basis for requesting such amounts and which shall, absent manifest error, be conclusive and binding upon all parties hereto), for all losses, expenses and liabilities including, without limitation, any loss sustained by Lender in connection with the re-employment of such funds: (i) if for any reason a borrowing of or conversion into or continuation of any LIBOR Loan does not occur on any date specified for borrowing, conversion or continuation in a notice of borrowing, Notice of Conversion/Continuation or a telephonic request for borrowing, conversion or continuation; (ii) if any prepayment of any LIBOR Loans or conversion to Base Rate Loans in accordance with subsection 2.7 occurs on a date that is not the last day of an Interest Period applicable to that Loan; (iii) if any prepayment of any of the LIBOR Loans is not made on any date specified in a notice of prepayment given by Borrower; or (iv) as a consequence of any other failure by Borrower to repay its Loans when required by the terms of this Agreement which failure constitutes a Default.
2.9 Booking of the Loan. Lender may make, carry or transfer the Loans at, to, or for the account of, any of its branch offices or the office of an affiliate of Lender.
2.10 Assumptions Concerning Funding of LIBOR Loans. Calculation of all amounts payable to Lender under subsection 2.8 with respect to LIBOR Loans shall be made as though Lender (or an affiliate) had actually funded its relevant LIBOR Loan through the purchase of a LIBOR deposit bearing interest at LIBOR in an amount equal to the amount of that LIBOR Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office to a domestic office in the United States of America; provided, however, that Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under subsection 2.8.

SECTION 3. CONDITIONS TO LOANS, ETC.
3.1 Conditions to Loans, etc. The obligation of Lender to make the Loans on the Closing Date is subject to satisfaction of all of the conditions set forth below.
(A) Closing Deliveries. Lender shall have received, in form and substance satisfactory to Lender, all documents, instruments and information identified on Schedule 3.1(A) and all other agreements, notes, certificates, orders, authorizations and other documents which Lender may at any time reasonably request.
(B) Representations and Warranties. The representations and warranties contained herein and in the Loan Documents shall be true, correct and complete on and as of the Closing Date to the same extent as though made on and as of that date, except for any representation or warranty limited by its terms to a specific date (which shall be and remain true, correct and complete on and as of such earlier date) and taking into account any amendments to the Schedules or Exhibits as a result of any disclosures made by Borrower to Lender after the Closing Date and approved by Lender in its sole discretion.
(C) No Default. No event shall have occurred and be continuing or would result from the consummation of the requested borrowing that would constitute an Event of Default or a Default.
(D) Performance of Agreements. Each Loan Party shall have performed all agreements and satisfied all conditions which any Loan Document provides shall be performed by it.
(E) No Prohibition. No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain Lender from making the Loans.
(F) No Litigation. There shall not be pending or, to the knowledge of Borrower, threatened, any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration by, against or affecting Borrower or any other Loan Party or any property of any such Person that has not been disclosed to Lender by Borrower in writing or disclosed in Borrower’s periodic filings with the Securities and Exchange Commission and there shall have occurred no development in any such action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration that has been disclosed to Lender that, in the opinion of the Lender, could have a Material Adverse Effect.
(G) No development or event shall have occurred or condition exist which, in the opinion of the Lender, could have a Material Adverse Effect.

(H) The Merger shall have been consummated in accordance with the terms of the Merger Agreement (other than and subject only to the payment of the required purchase price which shall be paid concurrently with the closing of the Loans) and the terms thereof shall be satisfactory to Lender.
SECTION 4. REPRESENTATIONS AND WARRANTIES
To induce Lender to enter into this Agreement, and to make Loans, Borrower represents and warrants to Lender that both before and after giving effect to the Merger the following statements are and will be true, correct and complete:
4.1 Organization, Powers, Capitalization.
(A) Organization and Powers. The Borrower is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction organization, each other Loan Party is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization, and the Borrower and each other Loan Party is qualified to do business and in good standing in all states and countries where such qualification is required except where failures to be so qualified could not in the aggregate be reasonably expected to have a Material Adverse Effect. The Borrower and each other Loan Party has all requisite limited partnership or corporate (as applicable) power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted and to enter into and perform each Loan Document to which it is a party.
(B) Capitalization. Except as set forth on Schedule 4.1(B), all issued and outstanding limited partnership and other equity (as applicable) interests of the Borrower and each other Loan Party are duly authorized and validly issued, fully paid, nonassessable, and are free and clear of all Liens and all such limited partnership and other equity (as applicable) interests were issued in compliance with all applicable state, federal and other laws concerning the issuance of securities. The place of organization or incorporation (as applicable) of the Borrower and each other Loan Party is listed in Schedule 4.1(B). The limited partnership or other equity (as applicable) interests of the Borrower and each other Loan Party are owned by the partners or other Persons and in the amounts set forth on Schedule 4.1(B), provided that Schedule 4.1(B) does not disclose the identity of owners of partnership or equity interests in the Borrower or Penn Octane Corporation by Persons who neither own nor control, directly or indirectly, 10% or more of the partnership or equity interests of the Borrower or Penn Octane Corporation. No limited partnership interests or other equity interests of the Borrower and each other Loan Party, other than those described above, are issued and outstanding. Except as set forth on Schedule 4.1(B), there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from the Borrower or any other Loan Party of any limited partnership interests or other securities of any such entity which would entitle the holder to become the holder of more than 10% of the outstanding partnership or other equity interests of the Borrower or any Loan Party. No breach of the representation or warranty in this Section 4.1(B) shall be deemed to occur by reason of the failure to disclose in Schedule 4.1(B) the identity of (or equity or other interests held by) any Person who owns or controls, directly or indirectly, 10% or more of the partnership or other equity interests of the Borrower or Penn Octane Corp. or such rights, options or other instruments referred to in the preceding sentence, in each case if such Person has failed to file any reports with the SEC with respect to such ownership or control in accordance with applicable law and such Person is not known by the Borrower or its general partner to be such a Person who should have been disclosed in Schedule 4.1(B).

4.2 Authorization of Borrowing, No Conflict. The Borrower has the limited partnership power and authority to incur the Obligations and execute, deliver, and perform the Loan Documents to which it is a party and the Merger Agreement. Each Guarantor has the limited partnership or corporate (as applicable) power and authority to incur the obligations under its Guaranty and to execute, deliver and perform the Loan Documents (and with respect to Merger Sub, the Merger Agreement) to which it is a party. On the Closing Date, the execution, delivery and performance of the Loan Documents and the Merger Agreement by the Borrower and each other Loan Party will have been duly authorized by all necessary limited partnership or corporate (as applicable) action. The execution, delivery and performance by the Borrower and each other Loan Party of each Loan Document to which it is a party and, with respect to Borrower and Merger Sub, the Merger Agreement, and the consummation of the transactions contemplated by this Agreement, the other Loan Documents and the Merger Agreement by the Borrower and each other Loan Party, and the enforcement thereof by Lender (A) do not contravene and will not be in contravention of any applicable law, the limited partnership agreement of the Borrower, the limited partnership agreement, corporate charter or bylaws (or other constituent documents) of any other Loan Party, or any agreement or order by which the Borrower, any other Loan Party or the Borrower’s property is bound, except any such agreement non-compliance with which would not have a Material Adverse Effect and (B) do not and will not require any consent, order, license, validation or approval of or filing or registration with any government, governmental authority or agency, court or administration body except such as have been duly obtained, are in full force and effect and are listed in Schedule 4.2. This Agreement is, and the other Loan Documents, including the Note when executed and delivered will be, the legally valid and binding obligations of the Borrower and each other Loan Party (to the extent such Person is a party thereto), each enforceable against the Borrower and each other Loan Party as the case may be, in accordance with its respective terms.
4.3 Financial Condition. (a) All financial statements concerning the Borrower and its Subsidiaries, which have been or will hereafter be furnished by any of them to Lender pursuant to this Agreement have been or will be prepared in accordance with GAAP consistently applied throughout the periods involved (except as disclosed therein) and do or will present fairly the financial condition of the limited partnerships and corporations (or other entities) covered thereby as at the dates thereof and the results of their operations for the periods then ended.
(b) The Pro Forma Balance Sheet fairly presents the consolidated financial position of Borrower and its Subsidiaries, on a pro forma basis in accordance with GAAP, effective immediately after the making of the Loans and consummation of the Merger.

(c) The Pro Forma Balance Sheet was prepared by Borrower based on the unaudited consolidated balance sheet of Borrower and its respective Subsidiaries dated March 31, 2007 and, during the period after such date, except as otherwise set forth on Schedule 4.3, there has been no material adverse change in the business, operations or financial condition of Borrower or any of its Subsidiaries. The Projections have been prepared by Borrower, and such Projections represent the good faith estimate of Borrower and its respective senior management concerning the most probable course of its business as of the date such Projections are prepared and delivered based on the assumptions contained therein which Borrower believes to be reasonable.
4.4 Indebtedness and Liabilities. As of the Closing Date, the Borrower and its Subsidiaries have no Indebtedness or Liabilities except (a) as expressly disclosed on the financial statements heretofore delivered to the Lender or on Schedule 4.4 hereof or (b) incurred in the ordinary course of business.
4.5 The Merger. (a) Borrower has heretofore delivered to Lender true, correct and complete copies of the Merger Agreement, and there have been no amendments, modifications or supplements thereto which have not been so delivered to Lender. Borrower, Merger Sub and Target have, concurrently with the making of the Loan, consummated the Merger provided for under the Merger Agreement and in accordance with the terms thereof and applicable law, without any waiver, forbearance or consent by Borrower or Merger Sub with respect to any terms or provisions thereof, and the Merger Agreement sets forth the entire agreement among the parties thereto with respect to the subject matter thereof. Concurrently with the making of the Loan, executed articles of merger with respect to the Merger, in the form required by and executed in accordance with the Virginia Stock Corporation Act, have been duly filed with the State Corporation Commission of the Commonwealth of Virginia. No party to the Merger Agreement has waived the fulfillment of any condition precedent set forth therein to the consummation of the Merger, as of the date hereof, neither Target nor any Seller has failed to perform any of its obligations thereunder or under any instrument or document executed and delivered in connection therewith, and nothing has come to the attention of Borrower or Merger Sub that would cause it to believe that any of the representations or warranties of Sellers or Target contained in the Merger Agreement were false or misleading when made or when reaffirmed on the date hereof, except as disclosed on Schedule 4.5. No consent or approval of any Person, and no consent, license, approval, authorization or declaration of any governmental authority, bureau or agency, is or will be required in connection with the Merger except those (including, without limitation, approval by directors and shareholders of Target and Merger Sub) which have been duly and validly obtained on or prior to the date hereof and are now in full force and effect. Neither the execution and delivery of the Merger Agreement, nor the performance of Borrower’s, Merger Sub or Target’s obligations thereunder, will violate any provision of law or will conflict with or result in a breach of, or create (with or without the giving of notice or lapse of time, or both) a default under, any agreement to which Borrower, Merger Sub or Target is a party or by which it is bound or any of its properties is affected except as disclosed on Schedule 4.5. Borrower has valid, legal and marketable title to 100% of the issued and outstanding capital stock of Merger Sub, as the surviving corporation of the Merger, free and clear of any Lien, except for the Liens created and granted by the Security Documents or as disclosed on Schedule 4.5.

(b) The Merger Sub was incorporated on July 11, 2007 and has not acquired any assets, incurred any obligation or engaged in any business or activity except entering into Security Documents to which it is a party, borrowing the Intercompany Loan and entering into the Merger Agreement.
4.6 Intangible Assets. Each of Borrower and the other Loan Parties possesses all patents, trademarks, service marks, trade names, and copyrights, and rights with respect to the foregoing, reasonably necessary to conduct its business as now conducted, and as proposed to be conducted, none of which are registered under state or federal law, without any conflict with the patents, trademarks, service marks, trade names, or copyrights and rights with respect to the foregoing, of any other Person, except such conflict which could not reasonable be expected to have a Material Adverse Effect, and each of such patents, trademarks, service marks, trade names, or copyrights and rights with respect thereto, together with any pending applications therefor, existing on the date of this Agreement, after giving effect to the Merger, are listed on Schedule 4.6 hereto.
4.7 Title to Properties; Liens. Except as otherwise set forth on Schedule 4.7 hereto, the Borrower and each of the other Loan Parties has good, sufficient and legal title, subject to Permitted Encumbrances, to all its respective properties and assets. Except for Permitted Encumbrances, all such properties and assets are free and clear of Liens. The Liens that, simultaneously with the execution and delivery of this Agreement and the making of the Loans, have been created and granted by the Security Documents constitute valid perfected first priority Liens on the properties and assets covered by the Security Documents, subject to no prior or equal Lien except as permitted by subsection 6.3(B) hereof. To the best knowledge of Borrower after due inquiry, there are no actual, threatened or alleged defaults with respect to any leases of real property under which Borrower or any of its respective Subsidiaries is lessee or lessor which would have a Material Adverse Effect.
4.8 Litigation; Adverse Facts. Except as set forth on Schedule 4.8 or as disclosed in Borrower’s Form 10-K, there are no judgments outstanding against the Borrower or any of its Subsidiaries or affecting any property of any of them or involving the Merger Agreement or the transactions contemplated under this Agreement nor is there any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration now pending or, to the best knowledge of Borrower after due inquiry, threatened against or affecting the Borrower or any of its Subsidiaries or any property of any of them which individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 4.8 or as disclosed in Borrower’s periodic securities filings with the Securities and Exchange Commission, neither the Borrower nor any of its Subsidiaries has any notice to the effect that it is exposed to any liability which could reasonably be expected to result in a Material Adverse Effect.
4.9 Payment of Taxes. All tax returns and reports of the Borrower and its Subsidiaries required to be filed by any of them have been timely filed, and, except as set forth on Schedule 4.9, all taxes, assessments, fees and other governmental charges upon such Persons and upon their respective properties, assets, income and franchises which are due and payable have been paid when due and payable or are being contested in good faith by appropriate proceedings and appropriate reserves therefor have been established in accordance with GAAP. Except as set forth on Schedule 4.9 or as disclosed in Borrower’s Form 10-K, as of the Closing Date, none of the United States income tax returns of the Borrower or any of its Subsidiaries are under audit. No tax liens have been filed and no claims (except as otherwise set forth on Schedule 4.9 or as permitted by subsection 5.5) are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.

4.10 Performance of Agreements. Neither the Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any contractual obligation of any such Person (including, without limitation, the Merger Agreement), and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except such default which individually or in the aggregate with other such defaults could not reasonably be expected to have a Material Adverse Effect.
4.11 Employee Benefit Plans; Labor Disputes. (a) The Borrower and each ERISA Affiliate is in compliance in all material respects with all applicable provisions of ERISA, the IRC and all other applicable laws and the regulations and interpretations thereof with respect to all Employee Benefit Plans. No material liability has been incurred by the Borrower, any of its Subsidiaries or any ERISA Affiliate which remains unsatisfied for any funding obligation, taxes or penalties with respect to any Employee Benefit Plan.
(b) (i) There are no collective bargaining agreements or other labor contracts covering the Borrower or any other Loan Party; (ii) no union or other labor organization is seeking to organize, or to be recognized as bargaining representative for, a bargaining unit of employees of the Borrower or any other Loan Party; (iii) there is no pending or, to its knowledge, threatened strike, work stoppage, material unfair labor practice claim or charge, arbitration or other material labor dispute against or affecting the Borrower or any other Loan Party or their representative employees; (iv) there has not been, during the five (5) year period prior to the date hereof, a strike, work stoppage, material unfair labor practice claim or charge, arbitration or other material labor dispute against or affecting the Borrower or any other Loan Party, or, to the knowledge of the Borrower, Sellers with respect to the “Business” (as defined in the Merger Agreement) or any of the employees of the Business or such Loan Parties, and (v) there are no actions, suits, charges, demands, claims, counterclaims or proceedings pending or threatened against the Borrower or any other Loan Party, by or on behalf of, or with, its employees, other than employee grievances arising in the ordinary course of business that are not, in the aggregate, material.
4.12 Environmental Compliance. Each of the Borrower and its Subsidiaries has been and is currently in compliance with all applicable Environmental Laws, including obtaining and maintaining in effect all permits, licenses or other authorizations required by applicable Environmental Laws, except such non-compliance which is described in Schedule 4.12 and could not reasonably be expected to have a Material Adverse Effect. There are no claims, liabilities, investigations, litigation, administrative proceedings, whether pending or threatened, or judgments or orders relating to any Hazardous Materials asserted or, to the knowledge of Borrower, threatened against the Borrower or any of its Subsidiaries or relating to any real property currently or formerly owned, leased or operated by the Borrower or any of its Subsidiaries. The provisions of this Section 4.12 shall not apply to Merger Sub or Target, but the provisions of this Section 4.12 shall not limit or impair the provisions of the Environmental Indemnity.

4.13 Solvency. After giving effect to the transactions contemplated by the Loan Documents and the Merger Agreement, and as of, from and after the date of this Agreement, Borrower (a) owns and will own assets the fair salable value of which are (i) greater than the total amount of its liabilities (including contingent liabilities) and (ii) greater than the amount that will be required to pay the probable liabilities of Borrower as they mature; (b) has capital that is not unreasonably small in relation to its business as presently conducted or any contemplated or undertaken transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.
4.14 Disclosure. No representation, warranty or statement contained in this Agreement, the financial statements, the other Loan Documents, or any other document, certificate or written statement furnished to Lender by or on behalf of Borrower or any of the other Loan Parties for use in connection with the Loan Documents contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. The projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by such Persons to be reasonable at the time made. Except as otherwise set forth on Schedule 4.14 hereto, there is no material fact known to the Borrower or any other Loan Party that has had or will have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to Lender for use in connection with the transactions contemplated hereby.
4.15 Compliance with Laws. Except as set forth on Schedule 4.15 hereto, neither the Borrower nor any of its Subsidiaries (a) is in material violation of any law, ordinance, rule, regulation, order, policy, guideline or other requirement of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of its business or the ownership of its properties, including, without limitation, any violation relating to any use, release, storage, transport or disposal of any Hazardous Material, except such violation that individually or in the aggregate with such other violations could not reasonably be expected to have a Material Adverse Effect, or (b) has failed to obtain any consent, order, license, validation, approval or permit from any such government, instrumentality or agency, which violation or failure would subject Borrower or any of its Subsidiaries, or any of its respective officers to criminal liability or such failures and violations, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The provisions of this Section 4.15 relating to Hazardous Materials and Environmental Laws shall not apply to Merger Sub or Target, but the provisions of this Section 4.15 shall not limit or impair the provisions of the Environmental Indemnity.
4.16 Subsidiaries. Borrower does not have any Subsidiaries other than as set forth on Schedule 4.1(B).
4.17 No Default. No Default or Event of Default has occurred or is continuing.

4.18 Name Changes, Mergers, Acquisitions. Except as set forth on Schedule 4.18, neither the Borrower nor any of its Subsidiaries nor any other Loan Party that is granting Liens on its assets pursuant to any Security Document has within the six-year period immediately preceding the date of this Agreement changed its name, been the surviving entity of a merger or consolidation, or acquired all or substantially all of the assets of any Person, except with respect to the Merger.
4.19 Governmental Regulation. None of Borrower or any of its Subsidiaries is, or after giving effect to the Loans will be, subject to regulation under the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.
SECTION 5. AFFIRMATIVE COVENANTS
Borrower covenants and agrees that, until payment in full of all Obligations, unless Lender shall otherwise give its prior written consent, Borrower shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5 applicable to such Person or Persons.
5.1 Financial Statements and Other Reports. Borrower will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Borrower will deliver or cause to be delivered to Lender the financial statements and other reports described below.
(A) Year-End Financials. As soon as available, and in any event not later than ninety (90) days after the end of each Fiscal Year, Borrower will deliver: (1) the consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at the end of such year and the related consolidated and consolidating statements of income and cash flows for such Fiscal Year; and (2) a report with respect to the consolidated financial statements from a firm of independent certified public accountants selected by Borrower acceptable to Lender, which report shall be unqualified and shall state that (a) such consolidated financial statements present fairly the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in conformity with GAAP and (b) the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.
(B) Quarterly Financials. As soon as available, and in any event within thirty (30) days after the end of each Fiscal Quarter, Borrower will deliver to Lender consolidated and consolidating balance sheets and statements of income and cash flows of the Borrower and its Subsidiaries as at the end of and for such Fiscal Quarter. Such financial statements shall be presented in reasonable detail and shall be certified by the chief financial officer of Borrower to the effect that such information fairly presents the results of operations and financial condition of Borrower and its Subsidiaries as at the dates and for the periods indicated.

(C) Projections. Annually, not later than the end of each Fiscal Year of Borrower, Borrower will deliver to Lender projected income and cash flow statements for the immediately succeeding fiscal year (“Projections”). Such Projections shall be presented in reasonable detail, shall be in form and substance satisfactory to Lender, and shall be certified by the chief financial officer of Borrower as the Borrower’s good faith Projections, after reasonable analysis, of the matters set forth therein and based on reasonable assumptions.
(D) Reports. Promptly upon receipt thereof, Borrower will deliver copies of all significant reports submitted to Borrower by independent public accountants in connection with each annual, interim or special review of the financial statements of Borrower or its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual review.
(E) Compliance Certificate. Together with the delivery of each set of financial statements referenced in subparts (A) and (B) of this subsection 5.1, Borrower will deliver a Compliance Certificate.
(F) Government Notices. Borrower shall deliver to Lender promptly after receipt copies of all notices, requests, subpoenas, inquiries or other writings received from any governmental agency concerning any Employee Benefit Plan, the violation or alleged violation of any Environmental Laws, the storage, use or disposal of any Hazardous Material, the violation or alleged violation of any law or the Borrower’s or any Subsidiary’s payment or non-payment of any taxes including any tax audit.
(G) Events of Default, etc. Promptly upon (but in any event within five (5) Business Days after) any officer of Borrower or any of its Subsidiaries obtaining knowledge of any of the following events or conditions, Borrower shall deliver a certificate of its chief executive officer specifying the nature and period of existence of such condition or event and what action Borrower or such Subsidiary has taken, is taking and proposes to take with respect thereto: (1) any condition or event that constitutes an Event of Default or Default; (2) any notice of default that any Person has given to Borrower or any of its Subsidiaries or any other action taken with respect to a claimed default, provided that the default or alleged default could reasonably be expected to have a Material Adverse Effect; or (3) any Material Adverse Effect.
(H) Litigation. Promptly upon (but in any event within five (5) Business Days after) any officer of Borrower or any of its Subsidiaries obtaining knowledge of (1) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting Borrower or any of its Subsidiaries or any property of any of them not previously disclosed by Borrower or any of its Subsidiaries to Lender or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries, in each case which could reasonably be expected to have a Material Adverse Effect, Borrower will promptly give notice thereof to Lender and provide such other information as may be reasonably available to it to enable Lender and its counsel to evaluate such matter.

(I) Other Information. With reasonable promptness, Borrower will deliver such other information, reports, contracts, invoices and data with respect to Borrower or any of its Subsidiaries as Lender may reasonably request from time to time.
5.2 Access to Accountants and Management. Borrower authorizes Lender to discuss the financial condition and financial statements of Borrower and its Subsidiaries with such Person’s independent public accountants upon reasonable notice to Borrower of its intention to do so, and authorizes such accountants to respond to all of Lender’s inquiries. Lender may confer with Borrower’s or any of its Subsidiaries’ management directly regarding Borrower’s or such Subsidiaries’ business, operations and financial condition.
5.3 Inspection. Borrower shall permit Lender and any authorized representatives designated by Lender to (and, after the occurrence of and during the continuance of an Event of Default, at the Borrower’s expense) visit, inspect and make or cause to be made audits of, any of the properties of Borrower or any of its Subsidiaries, including their financial and accounting records, and in conjunction with such inspection, to make copies and take extracts therefrom, and to discuss their affairs, finances and business with their officers and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably requested, provided, that Lender shall notify Borrower not later than the Business Day preceding the date of any such visit, inspection or audit.
5.4 Existence. Borrower shall, and shall cause each of its Subsidiaries and the other Loan Parties to, at all times preserve and keep in full force and effect its limited partnership, corporate or other existence and all rights and franchises material to its business. Borrower will promptly notify Lender of any change in Borrower’s or its Subsidiaries’ or any other Loan Party’s ownership, limited partnership or corporate structure except no such notice shall be required with respect to ownership by non-Affiliate holders of partnership and equity interests in the Borrower and Penn Octane Corporation. No breach of the covenant in this Section 5.5 shall occur if the Borrower fails to give notice of a change of ownership by an Affiliate which has failed to file required reports with the SEC with respect to its ownership or control of partnership or other equity interests in accordance with applicable law and which is not known by the Borrower or its general partner to be an Affiliate.
5.5 Payment of Taxes. Borrower shall, and shall cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or with respect to any of its franchises, business, income or property before any penalty accrues thereon; provided, however, that no such tax need be paid if such Borrower or such Subsidiary is contesting same in good faith by appropriate proceedings promptly instituted and diligently conducted and if Borrower or such Subsidiary has established appropriate reserves as shall be required in conformity with GAAP.
5.6 Maintenance of Properties; Insurance. Borrower shall, and shall cause each of its Subsidiaries to maintain or cause to be maintained (A) in good repair, working order and condition all material properties used in their respective businesses and will make or cause to be made all appropriate repairs, renewals and replacements thereof and (B) with financially sound and reputable insurers, public liability insurance, workers compensation, employee benefit liability insurance, fidelity insurance, business interruption insurance, errors and omissions insurance, directors’ and officers’ liability insurance, and property damage insurance with respect to Borrower’s and each of its Subsidiaries’ business and properties against loss or damage of the kinds customarily carried or maintained by Persons of established reputation engaged in similar businesses and in amounts acceptable to Lender.

5.7 Compliance with Laws. Borrower shall, and shall cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority as now in effect and which may be imposed in the future in all jurisdictions in which Borrower, or any of its Subsidiaries is now doing business or may hereafter be doing business, other than those laws the noncompliance with which would not have a Material Adverse Effect.
5.8 Further Assurances. Borrower shall, and shall cause each other Loan Party to, from time to time, execute such statements, documents, agreements, reports and other documents or deliver to Lender such other documents as Lender at any time may reasonably request to implement the provisions of the Loan Documents.
5.9 Use of Proceeds and Margin Security. Borrower shall use the proceeds of the Loans solely for the purpose of making the Intercompany Loan to Merger Sub which will use the proceeds thereof solely for the purpose of paying the consideration under the Merger Agreement for 100% of the issued and outstanding capital stock of Target, consistent with all applicable laws, statutes, rules and regulations. No portion of the proceeds of any Loan shall be used by Borrower or any other Loan Party for the purpose of purchasing or carrying margin stock within the meaning of Regulation U, or in any manner that might cause the borrowing, the application of such proceeds, or the transactions contemplated hereby or by the other Loan Documents to violate Regulation T, Regulation U or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934 or the rules and regulations thereunder.
5.10 Merger Agreement Notices. Promptly upon delivery or receipt, Borrower shall deliver to Lender a copy of each notice or document delivered to Borrower or by Borrower pursuant to the Merger Agreement and relating to any breach, default or claim thereunder or payment due thereunder.
5.11 Merger Agreement. In the event that Borrower or any Loan Party has claims against any Seller arising under or in connection with the Merger Agreement, which individually or in the aggregate exceed $25,000, notify Lender of all actions intended to be taken by Borrower or such Loan Party in connection therewith.
5.12 Net Worth. Borrower shall, on a consolidated basis, maintain an excess of total assets over total liabilities, as determined in accordance with GAAP, of at least $10,000,000 at all times.

5.13 Post-Closing. (A) Borrower shall use commercially reasonable efforts to cause Merger Sub to complete the Closing of the Norfolk Southern Matter (as such term is defined in the Merger Agreement) as promptly as practicable, provided that all leases which are part of the Closing of the Norfolk Southern Matter shall contain provisions in the form set forth in Schedule 5.13 hereto, shall have a term not less than five (5) years and shall otherwise be reasonably satisfactory to Lender, and such leases or a memorandum thereof shall be duly recorded in the appropriate real estate records if required by Lender. Upon the Closing of the Norfolk Southern Matter, Borrower shall cause Merger Sub to execute and deliver an amendment to the Mortgage covering the leases and properties acquired by Merger Sub pursuant to the Closing of the Norfolk Southern Matter together with such related documents of the type set forth in Schedule 3.1(A) hereto, and such amendment and all such related documents shall be in form and substance satisfactory to Lender in its sole discretion.
(B) Borrower shall, within ten (10) days after the date of this Agreement, cause Merger Sub to deliver to Lender original certificates of title for all of Merger Sub’s vehicles and rolling stock, the related applications for submission to the Motor Vehicle Department or Bureau and a check payable to the Motor Vehicle Department or Bureau for any related fees, all as may be necessary for the lien of Lender to be endorsed or recorded on such certificates of title. In case any of such documents are insufficient, Borrower shall cause Merger Sub to promptly comply with any and all requests made from time to time by Lender for the purpose of accomplishing such endorsement or recordation.
SECTION 6. NEGATIVE COVENANTS
Borrower covenants and agrees that until payment in full of all Obligations, unless Borrower has received the prior written consent of Lender, Borrower shall not, and shall not permit any of its Subsidiaries to:
6.1 Indebtedness and Liabilities. Directly or indirectly create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable, on a fixed or contingent basis, with respect to any Indebtedness except: (a) the Obligations; (b) Indebtedness (excluding Capital Leases) not to exceed $250,000 in the aggregate at any time outstanding secured by purchase money Liens; (c) Indebtedness under Capital Leases not to exceed $250,000 outstanding at any time in the aggregate; (d) the Intercompany Loan; (e) Indebtedness existing on (or expected to be incurred within six (6) months of) the Closing Date and identified on Schedule 4.4; and (f) Indebtedness subordinated to the Obligations on terms and conditions satisfactory to the Lender in its sole discretion; and (g) so long as no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto, Permitted Debt.
6.2 Guaranties. Except for endorsements of instruments or items of payment for collection in the ordinary course of business, or guaranties of the Obligations or (c) so long as no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto, guaranties constituting Permitted Debt, guaranty, endorse, or otherwise in any way become or be responsible for any obligations of any other Person, whether directly or indirectly, including by agreement to purchase the indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any indebtedness or obligation of such other Person or otherwise.

6.3 Transfers, Liens and Related Matters.
(A) Transfers. Sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the assets of such Person, except that Borrower and its Subsidiaries may make Asset Dispositions (subject to the provisions of subsection 2.4(C)) if all of the following conditions are met: (1) the market value of assets sold or otherwise disposed of in any single transaction or series of related transactions does not exceed $100,000 and the aggregate market value of assets sold or otherwise disposed of in any Fiscal Year does not exceed $250,000; (2) the consideration received is at least equal to the fair market value of such assets, as determined in good faith by such Borrower’s or Subsidiary’s board of directors or other managing body; (3) no Default or Event of Default shall then exist or result from such sale or other disposition; and (4) such assets do not consist, in whole or in part, of the real property or improvements covered by a Mortgage, except to the extent permitted by the Mortgage.
(B) Liens. Directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of the assets of such Person or any proceeds, income or profits therefrom, whether now owned or hereafter acquired (except for Permitted Encumbrances).
6.4 Investments and Loans. Make or permit to exist investments of any type in or loans or advances to any other Person or commit to do any of the foregoing, except: (a) Cash Equivalents; (b) loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business in an aggregate outstanding amount at any time not in excess of $25,000; and (c) other investments and loans not to exceed $100,000 outstanding at any time in the aggregate; (d) the Intercompany Loan; and (e) so long as no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto, Permitted Investments.
6.5 Restricted Junior Payments. Directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment, unless no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto.
6.6 Restriction on Fundamental Changes.
Except as disclosed in Schedule 6.6 hereto:
(A) (i) enter into any transaction of merger or consolidation (other than the Merger); (ii) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); or (iii) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock (or other equity interests) of any of its Subsidiaries, whether now owned or hereafter acquired; or

(B) acquire (except pursuant to the Merger) by purchase or otherwise, all or any substantial part of the business or assets of, or stock or other evidence of beneficial ownership of, any Person or a division of any Person or establish, create or acquire any new subsidiary.
6.7 Transactions with Affiliates. Except for transactions and agreements disclosed prior to the date of this Agreement in Borrower’s periodic securities filings with the SEC, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale or exchange of property or the rendering of any service) with any Affiliate or with any officer, director or employee of any Loan Party, except for transactions in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business and upon fair and reasonable terms which, except for transactions which are expressly permitted pursuant to the terms of this Agreement, are fully disclosed to Lender and which are no less favorable to Borrower than would be obtained in comparable arm’s length transactions with unaffiliated Persons.
6.8 Environmental Liabilities. Except, with respect to Merger Sub, as otherwise permitted pursuant to the Environmental Indemnity, (a) violate any applicable Environmental Law; (b) dispose of any Hazardous Materials (except in accordance with applicable law) into or onto or from, any real property owned, leased or operated by any Loan Party; or (c) permit any Lien imposed pursuant to any Environmental Law to be imposed or to remain on any real property owned, leased or operated by any Loan Party, except, in the case of clauses (a) and (b), if such violation or disposition could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
6.9 Conduct of Business. Engage in any business other than the businesses in which the Borrower and its Subsidiaries are currently engaged.
6.10 Compliance with ERISA. Establish any new Employee Benefit Plan or amend any existing Employee Benefit Plan if the liability or increased liability resulting from such establishment or amendment could be reasonably expected to have a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries shall fail to establish, maintain and operate each Employee Benefit Plan in compliance in all material respects with the provisions of ERISA, the IRC and all other applicable laws and the regulations and interpretations thereof.
6.11 Subsidiaries. Establish, create or acquire any new Subsidiaries.
6.12 Amendments. Amend, modify, supplement, terminate or waive (a) its limited partnership agreement, certificate of incorporation, bylaws, or other organizational documents, except any such amendment which would not have a Material Adverse Effect or any material adverse effect on the Collateral or the rights or remedies of Lender and as to which Borrower shall promptly notify the Lender and deliver to the Lender copies of all documents relating to such amendment or (b) the Merger Agreement or any material shareholders’ or partnership agreement.

SECTION 7. DEFAULT, RIGHTS AND REMEDIES
7.1 Event of Default. “Event of Default” shall mean the occurrence or existence of any one or more of the following:
(A) Payment. (1) Failure to make payment of principal of the Obligations when due, or (2) failure to make payment of interest or any other of the Obligations when due and such failure shall not be cured within three (3) Business Days of the due date thereof; or
(B) Default in Other Agreements. (1) Failure of the Borrower or any other Loan Party to pay when due (whether on a scheduled payment date, on demand, by acceleration or otherwise) any principal or interest on any Indebtedness which Indebtedness is in an aggregate outstanding principal amount in excess of $250,000 (other than the Obligations) or (2) breach or default of by the Borrower or any other Loan Party with respect to any Indebtedness which Indebtedness is in an aggregate outstanding principal amount in excess of $250,000 (other than the Obligations) if such breach or default entitles the holder (with the giving of notice or passage of time, or both) to cause such Indebtedness to become or be declared due prior to its stated maturity; or
(C) Breach of Certain Provisions. Failure of any Loan Party to perform or comply with any term or condition contained in subsections 5.1, 5.3, 5.4, 5.5, 5.6(A) or 5.12 or Section 6; or
(D) Breach of Warranty. Any representation, warranty, certification or other statement made by the Borrower or any other Loan Party in any Loan Document or in any statement or certificate at any time given by such Person (or any officer) in writing pursuant to or in connection with any Loan Document is false in any material respect on the date made or deemed made; or
(E) Other Defaults Under Loan Documents. (1) The Borrower or any other Loan Party defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents, or any “Event of Default” (except as set forth in clause (2) below) or “Default” occurs under any other Loan Document , and such default, “Event of Default” (except as set forth in clause (2) below) or “Default” is not remedied or waived within thirty (30) days after receipt by Borrower of notice from Lender of such default (other than occurrences described in other provisions of this subsection 7.1 or in such other Loan Document for which a different grace or cure period is specified or which constitute immediate Events of Default); or (2) any “Event of Default” (as defined in either Mortgage) shall occur and be continuing.
(F) Change in Control. Rio Vista GP, LLC ceases to be the sole general partner of Borrower or Penn Octane Corporation ceases to own and control directly or indirectly at least 50% of the membership interests of Rio Vista GP, LLC.

(G) Involuntary Bankruptcy; Appointment of Receiver, etc. (1) A court enters a decree or order for relief with respect to the Borrower or any other Loan Party in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (2) the continuance of any of the following events for sixty (60) days unless dismissed or discharged: (a) an involuntary case is commenced against the Borrower or any other Loan Party under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any other Loan Party or over all or a substantial part of their respective property, is entered; or (c) an interim receiver, trustee or other custodian is appointed without the consent of the Borrower or any other Loan Party for all or a substantial part of the property of the Borrower or any other Loan Party; or
(H) Voluntary Bankruptcy; Appointment of Receiver, etc. (1) the Borrower or any other Loan Party commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) the Borrower or any other Loan Party makes any assignment for the benefit of creditors; or (3) the board of directors or similar managing Persons of the Borrower or any other Loan Party adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this subsection 7.1(H); or
(I) Judgment and Attachments. Any money judgment, writ or warrant of attachment, or similar process involving an amount in the aggregate at any time in excess of $100,000 (or the equivalent in any other currency) that is not fully covered by insurance as to which the insurance company has acknowledged coverage, is entered or filed against the Borrower or any other Loan Party or any of its assets and remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days; or
(J) Dissolution. Any order, judgment or decree is entered against the Borrower or any other Loan Party decreeing the dissolution or split-up of such Person and such order remains undischarged or unstayed for a period in excess of thirty (30) days; or
(K) Solvency. The Borrower ceases to be solvent (as represented in subsection 4.13) or admits in writing its present or prospective inability to pay its debts as they become due; or
(L) Injunction. The Borrower or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business and such order continues for more than thirty (30) days, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect; or

(M) Invalidity of any Loan Documents. Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or the Borrower or any other Loan Party denies that it has any further liability under any Loan Documents, or gives notice to such effect; or
(N) Licenses and Permits. The loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Borrower or any of its Subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect; or
(O) Security Documents. Any Lien created by the Security Documents shall at any time not constitute a valid and perfected first priority Lien on the Collateral intended to be covered thereby in favor of Lender free and clear of all other Liens (other than Permitted Encumbrances).
(P) Material Adverse Change. Since the Closing Date, any change in the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower or any of its Subsidiaries shall have been discovered or shall have occurred, or any event shall have occurred or failed to occur, that has had or might have, either alone or in conjunction with all other such changes, events and failures, a Material Adverse Effect.
7.2 Acceleration. Upon the occurrence of any Event of Default described in the foregoing subsections 7.1(G) or 7.1(H), all Obligations shall automatically become immediately due and payable without notice (including notice of intent to accelerate), presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower. Without limiting the right of Lender to demand payment of the Obligations at any time and to exercise any rights and remedies available to it, upon the occurrence and during the continuance of any other Event of Default, Lender may, by written notice to Borrower, declare all or any portion of the Obligations to be, and the same shall forthwith become, immediately due and payable without other notice (including notice of intent to accelerate), presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower, and without limiting the foregoing, the Lender may exercise all other rights and remedies available to it under this Agreement, the Security Documents, the other Loan Documents and otherwise.
SECTION 8. ASSIGNMENT AND PARTICIPATION
8.1 Assignments and Participations in Loans.
(A) Lender may, at its expense, assign all or any portion of its rights and delegate all or any portion of its obligations under this Agreement in whole or in part to another Person without the consent of Borrower or any other Loan Party. In the case of an assignment authorized under this subsection 8.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender hereunder and the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned portion thereof. Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a “Lender”.

(B) Lender may, at its expense, sell participations in all or any part of any Loans and other Obligations to another Person; provided, that any such participation shall be in a minimum amount of $1,000,000, and provided, further, that all amounts payable by Borrower hereunder shall be determined as if Lender had not sold such participation. Borrower hereby acknowledges and agrees that any participation will give rise to a direct obligation of Borrower to the participant, and the participant under each participation shall for purposes of subsections 2.5, 2.6, 2.8, 8.2, 9.1 and 9.2 be considered to be a “Lender”.
(C) Lender shall hold all non-public information regarding Borrower and its Subsidiaries and its and their business identified as such Borrower and obtained by Lender pursuant to the requirements hereof (“Confidential Information”) in accordance with Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed that Lender may furnish any information concerning Borrower and its Subsidiaries in the possession of Lender from time to time to assignees and participants (including prospective assignees and participants). Notwithstanding anything in this section to the contrary:
(1) any Confidential Information may be disclosed by Lender (the “Disclosing Party”) if the Disclosing Party is compelled by judicial process or is required by law or regulation or is requested to do so by any examiner or any other regulatory authority or recognized self-regulatory organization including, without limitation, the New York Stock Exchange, the Federal Reserve Board, the New York State Banking Department and the Securities & Exchange Commission (any such Person being a “Regulatory Authority”), in each case having or asserting jurisdiction over the Disclosing Party, provided that prior to any such disclosure compelled by judicial process or pursuant to a formal investigation, the Disclosing Party, to the extent that it is permitted by applicable law to do so, shall give the Borrower (the “Non-Disclosing Party”) prompt written notice upon its receipt of any such judicial process or notice of the existence of any such investigation so that the Non-Disclosing Party may object to the assertion of jurisdiction by such Regulatory Authority or seek a protective order or other appropriate remedy, and the Disclosing Party shall use reasonable efforts to cooperate with the Non-Disclosing Party at the expense of the Non-Disclosing Party in seeking to object to the assertion of jurisdiction of such Regulatory Authority or obtain such protective order or other appropriate remedy.
(2) The obligations of Lender under this Section with respect to Confidential Information shall not apply to any Confidential Information which, as of the date of disclosure to Lender, is in the public domain or subsequently comes into the public domain other than as a result of a breach of the obligations of Lender hereunder, or any information that was or becomes available to Lender from a person or source that is not, to the best knowledge of Lender , bound by a confidentiality agreement with the Borrower or any Loan Party or otherwise prohibited from transferring such information to Lender or any information which was or becomes available to Lender without any obligation of confidentiality prior to its disclosure by or on behalf of such Person.

(3) Notwithstanding anything to the contrary contained herein or in any other Loan Document, all Persons may disclose to any and all Persons, without limitation of any kind, the U.S. federal, State or local tax treatment of the Loan, or any of the transactions contemplated by this Agreement or any other Loan Document (collectively, the “Transactions”), any fact that may be relevant to understanding the U.S. federal, State or local tax treatment of the Transactions and all materials of any kind (including opinions or other tax analyses) relating to such U.S. federal, State or local tax treatment, other than the name of or identifying information with respect to any party identified herein or in any other Loan Document or any pricing terms or other nonpublic business or financial information (including Collateral value and financial covenants) that is unrelated to the U.S. federal, State or local tax treatment of the Transactions and is not relevant to understanding the U.S. federal, State or local tax treatment of the transaction.
(D) Notwithstanding any other provision set forth in this Agreement, Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Loans owing to it and the Notes held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System).
8.2 Set Off and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, Lender is hereby authorized by Borrower at any time or from time to time, without notice to Borrower or to any other Person to set off and to appropriate and to apply any and all (A) balances held by Lender or any affiliate of Lender at any of its offices for the account of Borrower or any of its Affiliates (regardless of whether such balances are then due to Borrower or such Affiliate), and (B) other property at any time held or owing by Lender or any affiliate of Lender to or for the credit or for the account of Borrower or any of its Affiliates against and on account of any of the Obligations which are not paid when due.
SECTION 9. MISCELLANEOUS
9.1 Expenses and Attorneys’ Fees. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to promptly pay all reasonable fees, costs and expenses incurred by Lender in connection with any matters contemplated by or arising out of this Agreement or the other Loan Documents including the following, and all such fees, costs and expenses shall be part of the Obligations, payable on demand: (a) fees, costs and expenses (including reasonable attorneys’ fees) incurred in connection with the examination, review, due diligence investigation, negotiation, preparation, documentation and closing of the financing arrangements evidenced by the Loan Documents; (b) reasonable fees, costs and expenses (including reasonable attorneys’ fees and fees of environmental consultants, accountants and other professionals retained by Lender) incurred in connection with the administration of the Loan Documents, the Loans and any amendments, waivers, consents, forbearances and other modifications relating thereto; (c) reasonable fees, costs and expenses incurred by Lender in creating, perfecting, and maintaining perfection of Liens in favor of Lender, to the extent any such Liens may from time to time be granted by any Loan Party; and (d) upon the occurrence of any Default or Event of Default, reasonable fees, costs and expenses (including reasonable attorneys’ fees) of Lender and costs of settlement incurred in collecting upon or enforcing rights under this Agreement or the other Loan Documents or to collect any payments due from Borrower under this Agreement or any other Loan Document or incurred in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement, whether in the nature of a “workout” or in connection with any insolvency or bankruptcy proceedings or otherwise.

9.2 Indemnity. In addition to the payment of expenses pursuant to subsection 9.1, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to indemnify, pay and hold Lender and any holder of the Notes and the officers, directors, employees, agents, consultants, auditors, affiliates and attorneys of, and Persons engaged by, Lender (collectively called the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of or related to this Agreement, the other Loan Documents, the consummation of the transactions contemplated by this Agreement, the Merger, the Merger Agreement, the statements contained in the commitment letters, if any, delivered by Lender, Lender’s agreement to make the Loans hereunder, the use or intended use of the proceeds of the Loans or the exercise of any right or remedy hereunder or under the other Loan Documents (the “Indemnified Liabilities”); provided that Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction.
9.3 Amendments and Waivers.
(A) Except as otherwise provided herein, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Lender and each Loan Party to be charged thereby.
(B) Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.
(C) No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.
9.4 Notices. Unless otherwise specifically provided herein, all notices shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied or sent by overnight courier service or United States mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if transmitted on a Business Day before 4:00 p.m. New York City time or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, the next succeeding Business Day after delivery to such courier properly addressed; or (d) if by U.S. Mail, four (4) Business Days after depositing in the United States mail, with postage prepaid and properly addressed.

If to Borrower:	Rio Vista Energy Partners L.P.
77-530 Enfield Lane, Bldg. D
Palm Desert, California 92211
Attn: Ian Bothwell
Telecopy No. (310) 563-6255

If to Lender:	RZB Finance LLC
1133 Avenue of the Americas
New York, NY 10036
Attn: Ms. Nancy Remini
Telecopy No.: (212) 944-6389
or to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this subsection 9.4.
9.5 Survival of Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the making of the Loans hereunder. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Borrower set forth in subsections 2.5, 2.6, 2.8, 8.2, 9.1 and 9.2 shall survive the payment of the Obligations and the termination of this Agreement.
9.6 Indulgence Not Waiver. No failure or delay on the part of Lender, or any holder of any Note in the exercise of any power, right or privilege hereunder or under the Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. The rights in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other remedies provided by law.
9.7 Marshaling; Payments Set Aside. Lender shall not be under any obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that Borrower or any other Loan Party makes a payment or payments to Lender or Lender exercises its rights of setoff, and such payment or payments or the proceeds of such setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

9.8 ENTIRE AGREEMENT. THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.
9.9 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
9.10 Severability. The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement or the other Loan Documents shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement, or the other Loan Documents or of such provision or obligation in any other jurisdiction.
9.11 Headings. Section and subsection headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.
9.12 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.
9.13 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that Borrower shall not assign its rights or obligations hereunder without the prior written consent of Lender.
9.14 No Fiduciary Relationship; Limitation of Liabilities.
(A) No provision in this Agreement or in any of the other Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty by Lender to Borrower or any other Loan Party.

(B) Neither Lender nor any affiliate, officer, director, shareholder, employee, attorney, or agent of Lender shall have any liability with respect to, and Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Borrower hereby waives, releases, and agrees not to sue Lender or any of Lender’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the transactions contemplated thereby.
9.15 CONSENT TO JURISDICTION. BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE BOROUGH OF MANHATTAN OF THE STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, UNLESS WAIVED BY LENDER IN WRITING, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS, INCLUDING ALL CLAIMS AND ACTIONS AGAINST THE LENDER, SHALL BE LITIGATED IN SUCH COURTS. BORROWER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE NOTE, THE OTHER LOAN DOCUMENTS OR THE OBLIGATIONS.
9.16 WAIVER OF JURY TRIAL. EACH OF THE BORROWER AND LENDER HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS. EACH OF THE BORROWER AND LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH OF THE BORROWER AND LENDER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
9.17 Construction. Each of Borrower and Lender acknowledges that it has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by each of Borrower and Lender.

9.18 Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto. Delivery of an executed counterpart of a signature page to this Agreement, to any amendments, waivers, consents or supplements, or to any other Loan Document by telecopier shall be as effective as delivery of a manually executed counterpart thereof.
9.19 No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Lender shall have the right to act exclusively in the interest of Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to Borrower, any of the other Loan Parties, or any of the Loan Parties’ shareholders or other equity holders or any other Person.
9.20 Patriot Act. Lender hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the terms of the Patriot Act. As used herein, “Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.
[SIGNATURE PAGES FOLLOW]

WITNESS the due execution of this Agreement by the respective duly authorized officers or other authorized Persons of the undersigned as of the date first written above.

RIO VISTA ENERGY PARTNERS L.P., as Borrower

By:	Rio Vista GP LLC, as its General Partner

By:	/s/ Ian Bothwell

	Name:	Ian Bothwell
	Title:	Acting Chief Executive Officer

RZB FINANCE LLC, as Lender

By:	/s/ Nancy Remini

	Name:	Nancy Remini
	Title:	Vice President

By:	/s/ Pearl Geffers

	Name:	Pearl Geffers
	Title:	First Vice President

EXHIBITS
A.	Compliance Certificate

SCHEDULES

3.1(A)	List of Closing Documents
4.1(B)	Capitalization of Loan Parties
4.2	Consents
4.3	Financial Condition
4.4	Indebtedness
4.5	Merger Exceptions
4.6	Intellectual Property
4.7	Title to Properties
4.8	Litigation
4.9	Taxes; Audits
4.12	Environmental Matters
4.14	Disclosure
4.15	Compliance with Laws
4.18	Name Changes, Mergers, Acquisitions
5.13	Lease Provisions
6.4	Permitted Investments
6.6	Permitted Acquisition / Merger

SCHEDULE 3.1(A)
RZB Finance LLC
and
Rio Vista Energy Partners L.P. (“Borrower”)
$5,000,000 Demand Loan
1.	Loan Agreement
(a)	Exhibits

(b)	Schedules
2.	(a) Guaranty by POC
(b)	Guaranty by RVOP

(c)	Guaranty by Merger Sub

(d)	Confirmation by Borrower, POC and RVOP that existing security agreements secure new guaranties and, in the case of Borrower, the new Loan

(e)	Promissory Note
3.	(a) Assignment of Merger Agreement by Borrower and Merger Sub
(b)	Consent by Sellers

(c)	Security Questionnaire as to Sellers [WAIVED]

(d)	UCC Search against Sellers

(e)	Certification by Borrower as to true and complete copy of merger documents
4.	(a) Security Agreement by Merger Sub
(b)	UCC filing against Merger Sub and Target

(c)	Lien search against Merger Sub
(i)	State of incorporation
(d)	Lien search against Regional Enterprizes, Inc.
(i)	State of incorporation
(e)	Security Questionnaire as to Merger Sub and Regional Enterprizes, Inc.

(f)	Certificates of title for vehicles [POST-CLOSING]

(g)	Pledge Agreement by Borrower of 100% of capital stock of Merger Sub

(h)	Stock Power endorsed in blank (undated)

(i)	Stock Certificates representing the pledged shares

(j)	Letter from Merger Sub acknowledging Pledge
5.	(a) Deed of Trust with respect to Virginia Property
(b)	UCC fixture filing with respect to Virginia Property

(c)	Assignment of Leases with respect to Virginia Property

(d)	Environment Indemnity with respect to Virginia Property

6.	(i) mortgagee title insurance policies and endorsements, issued by such title insurance companies, in such amounts with only such exceptions, all as shall be required by and satisfactory to Lender,
(ii)	copies of all encumbrances affecting title and leases affecting premises

(iii)	affidavits delivered to the title company (if any),

(iv)	certificates of occupancy,

(v)	evidence of payment of (A) recording taxes, and (B) title company charges,

(vi)	receipt and recording instructions for documents delivered to title company,

(vii)	letter to title company with recording instructions,

(viii)	ALTA as-built surveys in form and substance satisfactory to and certified to Lender,

(ix)	letter from building department regarding zoning,

(x)	evidence of availability of all utilities and access to roads/water,

(xi)	flood hazard certification from surveyor,

(xii)	estoppel certificates from ground lessor,

(xiii)	subordination agreements for recording in real estate records.
7.	Corporate or partnership organizational and authorization documents with respect to:
(a)	Borrower

(b)	Guarantors
8.	Letter of direction as to disbursement of Loan Proceeds and balance of merger purchase price (which Borrower shall have deposited with Lender)

9.
Opinion of Borrower’s counsel as to such matters as the Lender may request, including, without limitation, the consummation of the Merger and the filing of the Articles of Merger with all necessary governmental authorities

10.	(a) Evidence of the disbursement of Intercompany Loan to Merger Sub
(b)	Original promissory note evidencing Intercompany Loan, endorsed to the order of Lender
11.	Copies of consents and approvals of governmental authorities relating to Merger

12.	Copies of insurance policies, insurance certificate and endorsements with respect to Borrower and Guarantors:
(a)	casualty

(b)	liability

(c)	business interruption

(d)	environmental

(e)	earthquake

(f)	terminal operator’s policy

13.	Certificate of Borrower as to
(a)	Compliance

(b)	Solvency

(c)	Projections

(d)	Pro Forma

(e)	Environmental Reports
14.	Payment of closing fee

15.	Evidence of capital contribution

16.	Patents, trademarks [Waived]

17.	First Amendment to POC Line Letter to reduce facility by amount outstanding to Borrower under new Loan.

18.	Appraisal of fixed assets / real property

19.	True and complete copies of the following, each certified as such in a certificate executed by the president or chief financial officer of Borrower:
(i)	the Agreement and Plan of Merger;

(ii)	Executed Articles of Merger filed with Virginia State Corporation Commission on the Closing Date and such other evidence of consummation of the Merger as the Lender may request

(iii)
environmental audit reports prepared by Delta Environmental Consultants, Inc. and U.N.I. Engineering, Inc. covering all properties owned by Regional Enterprizes, Inc. including reliance letters addressed to Lender; and

(iv)	all press releases issued by the Sellers (to the extent available to Borrower or the Guarantors), Borrower or any other Loan Party with respect to the Merger and related transactions.
20.	All opinions and certificates issued by Sellers and Target and their counsel pursuant to the Merger Agreement, together with letters authorizing Lender to rely thereon as if addressed to Lender.

21.	Such other documents, agreements and instruments as Lender may reasonable request.

SCHEDULE 5.13
LEASE PROVISIONS
ARTICLE 8. ENCUMBRANCE OF LEASEHOLD ESTATE
Leasehold Mortgages and Related Matters.
8.01 At any time and from time to time during the term of this Lease, as the same may be renewed and/or extended, Lessee shall have the absolute right, without need of further consent or approval from Lessor, to procure a loan or loans from, or to execute guaranties of loans procured by its parent company or affiliates from, and (in order to secure such loan[s]) to mortgage the leasehold estate and interests created, established and/or granted to Lessee under this Lease (collectively, the “Leasehold Estate and Interests”), to any “Leasehold Mortgagee” (as said term is hereinafter defined) pursuant to the terms of any “Leasehold Mortgage” (as said term is hereinafter defined), and/or to grant to any such Leasehold Mortgagee(s) a security interest in all real and personal property owned or leased by Lessee and forming a part of, or located on, at, in or appurtenant to, or used in connection with, the Premises or any part thereof, and/or to collaterally assign to any such Leasehold Mortgagee(s) all rights, title and interests of Lessee in, to and/or under any or all subleases, licenses, concessions, and/or other similar and/or dissimilar arrangements relating to the Premises or any part thereof or interest therein and the rents, issues and profits therefrom. If any such Leasehold Mortgagee or prospective Leasehold Mortgagee shall request any amendment(s) and/or modification(s) to this Lease which do(es) not materially increase the obligations or liabilities of Lessor hereunder, Lessor and Lessee shall promptly execute, acknowledge and deliver the requested amendment(s) and/or modification(s) to this Lease, in form acceptable to such Leasehold Mortgagee or prospective Leasehold Mortgagee.
8.02 If Lessee shall mortgage its Leasehold Estate and Interests pursuant to any Leasehold Mortgage and if any Leasehold Mortgagee shall notify Landlord in writing that it is the holder of a Leasehold Mortgage, then, until such Leasehold Mortgage shall have been satisfied of record:
(a) Except as may be otherwise permitted pursuant to the terms of this Article or pursuant to the terms of such Leasehold Mortgage, no surrender, cancellation, modification or amendment of this Lease shall bind such Leasehold Mortgagee unless such Leasehold Mortgagee’s consent shall have been first had and obtained. In instances involving (x) material modifications of this Lease (including, without limitation, those which might affect the rights or interests of such Leasehold Mortgagee), or (y) matters involving the duration of the term of the Lease and/or any proposed voluntary termination, cancellation or surrender of the Lease, such Leasehold Mortgagee’s consent may be withheld in its sole discretion; in all other instances such Leasehold Mortgagee’s consent shall not be unreasonably withheld or delayed;
(b) Simultaneously with the giving of same to Lessee, Lessor shall give such Leasehold Mortgagee a copy of each notice or demand which Lessor shall give to Lessee, including all notices of default by Lessee. Furthermore, in the event that this Lease shall not require Lessor to give notice to Lessee with respect to any particular default, Lessor shall nevertheless give notice of such default to such Leasehold Mortgagee. Additionally, upon request by such Leasehold Mortgagee, Lessor shall notify such Leasehold Mortgagee as to whether or not Lessee has cured any default with respect to which any notice had theretofore been given by Lessor to Lessee or to such Leasehold Mortgagee.
(c) Such Leasehold Mortgagee shall have the right, but not the obligation, to perform any covenant or agreement on the part of Lessee to be performed under this Lease and Lessor shall accept such performance by such Leasehold Mortgagee as if performed by Lessee;

(d) Lessee shall have the absolute right, without need of any further consent from Lessor, to assign its Leasehold Estate and Interests to such Leasehold Mortgagee or to any “Permitted Designee” (as said term is hereinafter defined) in lieu of foreclosure, i.e. in the event of a default by Lessee under such Leasehold Mortgage. Contemporaneously with such assignment, the assignee shall deliver to Lessor a copy of the executed instrument(s) of assignment, together with an executed (i.e., by the assignee) Lease Assumption Agreement in the form contemplated below;
(e) Without need of any notice to or consent from Lessor, such Leasehold Mortgagee shall be entitled to sell or convey participation interests in its Leasehold Mortgage. However, in the event of any such sale or conveyance of participation interests or in the event that more than one Leasehold Mortgagee shall hold any Leasehold Mortgage, Lessor shall be obligated, under all circumstances contemplated by this Article to deal only with the initial Leasehold Mortgagee under such Leasehold Mortgage of which Lessor has received written notice (the “Lead Leasehold Mortgagee”). In the event Lessor does not receive such notice, Lessor may select any one Leasehold Mortgagee as the Lead Leasehold Mortgagee. Notwithstanding anything in this Agreement to the contrary, only the Lead Leasehold Mortgagee shall be entitled to the rights and privileges extended to the Leasehold Mortgagee hereunder (it being understood that all other Leasehold Mortgagees and participants shall derive their rights from the Lead Leasehold Mortgagee pursuant to separate agreement with the Lead Leasehold Mortgagee).
(f) Such Leasehold Mortgagee shall have the right, but not the obligation, to cure any default by Lessee under the Lease in accordance with the provisions below.
8.03 Upon any default by Lessee, such Leasehold Mortgagee shall have, and is hereby granted, the following rights to cure and Lessor shall accept the tender of such cure by such Leasehold Mortgagee as if such cure had been tendered by Lessee:
(a) In the event of any default (hereinafter sometimes referred to as a “Monetary Default”) by Lessee in the payment of any installment of Annual Rent or any other sum due and payable by Lessee pursuant to the terms of this Lease (whether such sum shall have been payable to Lessor or to any other person, firm or entity) and in the event that Lessee shall have failed to cure such Monetary Default within the grace period, if any, granted with respect thereto pursuant to the terms of this Lease, then, in such event, such Leasehold Mortgagee shall have the right (but not the obligation) to cure such Monetary Default by making the required payment(s) at any time prior to the expiration of thirty (30) days following the end of the grace period, if any, granted to Lessee with respect to such Monetary Default (or if no grace period has been granted with respect to such Monetary Default, or if written notice of such default shall not have been given to such Leasehold Mortgagee as and when required by above, then, in either of such cases, within thirty [30] days following the date upon which Lessor shall have given such Leasehold Mortgagee written notice of such Monetary Default).
(b) In the event of any default (hereinafter sometimes referred to as a “Performance Covenant Default”) by Lessee in the performance of any duty, obligation, covenant or agreement (other than a “Personal Covenant”, as said term is hereinafter defined) on Lessee’s part to be performed under or pursuant to the terms of the Lease, and in the event that Lessee shall have failed to cure such Performance Covenant Default within the grace period, if any, granted with respect thereto pursuant to the terms of the Lease, then, in such event, such Leasehold Mortgagee shall have the right (but not the obligation) to cure such Performance Covenant Default by performing the required duty, obligation, covenant or agreement at any time prior to the expiration of thirty (30) days following the end of the grace period, if any, granted to Lessee with respect to such Performance Covenant Default (or if no grace period has been granted with respect to such Performance Covenant Default, or if notice of such default shall not have been given to such Leasehold Mortgagee as and when required by Subsection 8.02[b] above, then, in either of such cases, within thirty [30] days following the date upon which Lessor shall have given such Leasehold Mortgagee written notice of such Performance Covenant Default).

Anything contained herein to the contrary notwithstanding, it is understood and agreed that in the event of the occurrence of any Default which is not reasonably susceptible to cure by such Leasehold Mortgagee within the time period referred to above, then, in such event, the time within which such Leasehold Mortgagee shall be entitled to cure such Default shall be extended for such additional period as shall be reasonably required in order to effectuate such cure, provided, however, that such Leasehold Mortgagee shall have initiated action to cure any Default prior to the expiration of the time period referred to above and provided further that such Leasehold Mortgagee shall thereafter diligently pursue such cure to completion. It is agreed that in the event any cure shall require such Leasehold Mortgagee to have possession of the Premises, the diligent efforts by such Leasehold Mortgagee to obtain such possession of the Premises shall satisfy the above requirements for diligently pursuing a cure, so long as the cure shall be completed once possession shall be so obtained.
(c) In the event that Lessee shall violate, breach or default in the performance of any duty, obligation, covenant or agreement which is not reasonably susceptible to cure by such Leasehold Mortgagee (hereinafter sometimes referred to as a “Personal Covenant”), then, in such event, Lessor shall forebear from taking any action to terminate this Lease by reason of such violation, breach or default by Lessee provided that such Leasehold Mortgagee or a Permitted Designee shall have complied with all monetary obligations (and all non-monetary obligations which such Leasehold Mortgagee or Permitted Designee shall be capable, in the exercise of reasonable diligence, of performing without being in possession) on Lessee’s part to be performed under the Lease other than the performance of Lessee’s Personal Covenants and provided further that such Leasehold Mortgagee shall have promptly initiated and, so long a such violation, breach or default remains uncured, shall be diligently pursuing steps to acquire Lessee’s Leasehold Estate and Interests by foreclosure of its Leasehold Mortgage or otherwise. Furthermore, Lessor shall waive such violation, breach or default if:
(1) such Leasehold Mortgagee or a Permitted Designee shall have obtained such Leasehold Estate and Interests whether by foreclosure, power of sale, assignment in lieu of foreclosure, settlement, appointment of a receiver or other similar proceeding (hereinafter sometimes referred to as an “Enforcement Proceeding”); and
(2) such Leasehold Mortgagee or a Permitted Designee shall have executed and delivered to Lessor a Lease Assumption Agreement in form reasonably acceptable to Lessor pursuant to the terms of which such Leasehold Mortgagee or Permitted Designee shall assume and agree to perform all of the duties, obligations, covenants and agreements on the part of the Lessee to be performed under the Lease (other than Lessee’s Personal Covenants — however, in this regard, it is understood and agreed that equivalent Personal Covenants relating to such Leasehold Mortgagee or Permitted Designee shall be substituted for Lessee’s Personal Covenants and such Leasehold Mortgagee or Permitted Designee shall undertake and agree to perform such substitute Personal Covenants); and
(3) such Leasehold Mortgagee or a Permitted Designee shall have complied with all obligations on Lessee’s part to be performed under the Lease other than the performance of Lessee’s Personal Covenants.
Upon the acquisition by such Leasehold Mortgagee or a Permitted Designee of Lessee’s Leasehold Estate and Interests as aforesaid, such Leasehold Mortgagee or Permitted Designee shall have the right, without need of further consent from Lessor, to further assign the Leasehold Estate and Interests from time to time to any other Permitted Designee. In addition, the Leasehold Mortgagee or Permitted Designee acquiring such Leasehold Estate and Interests shall have the right, without need of further consent from Lessor to execute and deliver to any other Leasehold Mortgagee a Leasehold Mortgage or Leasehold Mortgages with respect to such Leasehold Estate and Interests. Any Leasehold Mortgagee or Permitted Designee acquiring such Leasehold Estate and Interests shall, contemporaneously with such acquisition, deliver to Lessor the documents set forth herein.

8.04 Provided that such Leasehold Mortgagee or Permitted Designee shall, prior to the expiration of any applicable grace period (as such grace period may be extended as provided in Subsection 8.03[a] above), pay any sum necessary to cure any theretofore uncured Monetary Default of Lessee, and provided further that such Leasehold Mortgagee or Permitted Designee shall, prior to the expiration of any applicable grace period (as such grace period may be extended as provided in above), perform any duty, obligation, covenant or agreement necessary to cure any theretofore uncured Performance Covenant Default of Lessee (other than Lessee’s Personal Covenants), and provided further that such Leasehold Mortgagee or Permitted Designee shall undertake and agree to perform equivalent Personal Covenants relating to such Leasehold Mortgagee or Permitted Designee (i.e., in lieu of the Personal Covenants relating to Lessee), then, in such event, upon the termination of this Lease by reason of any default by Lessee thereunder which shall not have been waived by Lessor or cured prior to the expiration of any applicable grace period (as such grace period may be extended as provided above), or upon the termination of this Lease (i.e., prior to the scheduled expiration date of the term hereof or of any renewal or extension thereof) for any other reason, Lessor shall promptly give written notice thereof to such Leasehold Mortgagee, and, within thirty (30) business days after request by such Leasehold Mortgagee, Lessor shall enter into a replacement lease of the Premises with such Leasehold Mortgagee or with any Permitted Designee, which Replacement Lease shall: (i) to the extent possible, have the same priority as this Lease (provided, however, that Lessor shall be under no obligation to discharge any intervening lien, claim or encumbrance or to take any other action [other than ministerial actions such as the execution of such Replacement Lease and other documents related thereto, etc.] in order to effectuate such priority); (ii) expire on the same date that this Lease would have expired had the same not been terminated as aforesaid; (iii) have the same terms and conditions (including, without limiting the generality of the foregoing, the same renewal options) as had been contained in this Lease (provided, however, that all Personal Covenants relating to Lessee shall be replaced by equivalent substitute Personal Covenants relating to such Leasehold Mortgagee or Permitted Designee); (iv) include the right to assign the Leasehold Estate and Interests created, established and/or granted hereunder without need of further consent by Lessor; and (v) grant to or confirm in such Leasehold Mortgagee or Permitted Designee the same Leasehold Estate and Interests as had previously been held by Lessee under this Lease, subject, however, to any intervening liens, claims and encumbrances.
Anything in the foregoing to the contrary notwithstanding, it is expressly understood and agreed that as a condition precedent to the right of any Leasehold Mortgagee or Permitted Designee to enter into any such replacement lease, such Leasehold Mortgagee shall be required (x) to request the execution of such replacement lease within ninety (90) days after receipt by such Leasehold Mortgagee of notice of the termination of the Lease and (y) to pay to Lessor’s reasonable legal fees and costs in connection with the preparation, negotiation and execution of such replacement lease.
Nothing in this Subsection or in any other provision of this Lease shall be deemed to limit, restrict, impair or eliminate the right of Lessor to waive any default by Lessee and rescind any notice of default with respect thereto which may have been given, at any time, by Lessor to any party.
8.05 No Leasehold Mortgagee or Permitted Designee succeeding to the Leasehold Estate and Interests through and subsequent to an Enforcement Proceeding shall be liable under this Lease unless and until such time as it becomes the owner of the Leasehold Estate and Interests or assumes this Lease in accordance with the above provisions.
8.06 Upon written request by Lessee or any Leasehold Mortgagee, Lessor shall deliver to Lessee, such Leasehold Mortgagee or their respective designees, an estoppel certificate indicating whether or not this Lease is in full force and effect; specifying the documents constituting the entire agreement between Lessor and Lessee regarding the Premises and certifying that the same are unmodified (except as therein set forth); and setting forth that, to the Lessor’s knowledge, Lessee is not in default under the Lease (except as therein set forth).

8.06 As used herein:
(a) the term “Leasehold Mortgage” shall be deemed to mean and refer to each and every recorded mortgage, deed of trust, deed to secure debt, collateral assignment of lease or other similar instrument creating a lien or other encumbrance on any portion of Lessee’s Leasehold Estate and Interests (regardless of the priority thereof) which shall have been executed by Lessee or any subsequent owner of Lessee’s Leasehold Estate and Interests to secure any loan or guaranty or indebtedness (including any and all optional, additional or future advances) and any modifications of the terms thereof, including without limitation, any extension, or renewal thereof or any refinancing of any indebtedness secured thereby.
(b) the term “Leasehold Mortgagee” shall be deemed to mean and refer to any insurance company, bank or trust company, educational or charitable institution, pension, profit or retirement fund or trust, real estate investment trust, public corporation or subsidiary thereof, private corporation or subsidiary thereof, leasing company, union, other financial or lending institution, or other person, firm or entity who/which shall at any time hold any Leasehold Mortgage or make any loan secured by any Leasehold Mortgage.
(c) the term “Permitted Designee” shall be deemed to mean and refer to any entity which qualifies as a Leasehold Mortgagee or any other person, firm or entity who/which has a tangible net worth or the equivalent (as determined in accordance with generally accepted accounting principles) of $1,000,000.00 or more.
8.07 There shall be no merger of the Leasehold Estate and Interests created, established and/or granted pursuant to the terms of this Lease with the fee estate in the Premises (or any part thereof) by reason of the fact that the same person or entity may own or hold both the Leasehold Estate and Interests created, established and/or granted pursuant to the terms of this Lease (or any interest therein) and the fee estate in the Premises (or any part thereof or any interest therein); and no such merger shall occur unless and until the owner and holder of such fee estate and the owner and holder of such Leasehold Estate and Interest and the owner and holder of any then outstanding Leasehold Mortgage shall join in a written instrument effecting such merger